                                                                    Exhibit 10.1

                                 LEASE AGREEMENT
                                 by and between
                           PWE (MULTI) QRS 14-85 INC,
                             a Delaware corporation
                                   as LANDLORD
                                       and
                                 PW EAGLE, INC.,
                            a Minnesota corporation,
                                    as TENANT
                                    Premises:
                                   Tacoma, WA,
                                West Jordan, UT,
                                   Perris, CA,
                                   Eugene, OR

                         Dated as of: February 28, 2002

                                TABLE OF CONTENTS

                                                                                                          Page
                                                                                                          ----
1.   Demise of Premises......................................................................................1
2.   Certain Definitions.....................................................................................1
3.   Title and Condition.....................................................................................7
4.   Use of Leased Premises; Quiet Enjoyment.................................................................8
5.   Term....................................................................................................9
6.   Basic Rent.............................................................................................10
7.   Additional Rent........................................................................................10
8.   Net Lease; Non-Terminability...........................................................................11
9.   Payment of Impositions.................................................................................12
10.  Compliance with Laws and Easement Agreements; Environmental Matters....................................13
11.  Liens; Recording.......................................................................................15
12.  Maintenance and Repair.................................................................................15
13.  Alterations and Improvements...........................................................................16
14.  Permitted Contests.....................................................................................17
15.  Indemnification........................................................................................17
16.  Insurance..............................................................................................18
17.  Casualty and Condemnation..............................................................................22
18.  Termination Events.....................................................................................23
19.  Restoration............................................................................................24
20.  Procedures Upon Purchase...............................................................................26
21.  Assignment and Subletting; Prohibition against Leasehold Financing.....................................27
22.  Events of Default......................................................................................29
23.  Remedies and Damages Upon Default......................................................................32
24.  Notices................................................................................................36
25.  Estoppel Certificate...................................................................................36
26.  Surrender..............................................................................................36
27.  No Merger of Title.....................................................................................37
28.  Books and Records......................................................................................37
29.  Determination of Value.................................................................................38
30.  Non-Recourse as to Landlord............................................................................39
31.  Financing..............................................................................................40
32.  Subordination, Non-Disturbance and Attornment..........................................................41
33.  Operating Covenants....................................................................................41
34.  Sale of Related Premises by Landlord...................................................................41
35.  Tax Treatment; Reporting...............................................................................41
36.  Security Deposit.......................................................................................41
37.  Miscellaneous..........................................................................................43
38.  Option to Purchase.....................................................................................44

EXHIBITS
--------
     Exhibit "A"    - Premises
     Exhibit "B"    - Machinery and Equipment
     Exhibit "C"    - Schedule of Permitted Encumbrances
     Exhibit "D"    - Rent Schedule
     Exhibit "E"    - Acquisition Costs

     Exhibit "F"    - Percentage Allocation of Basic Rent
     Exhibit "G"    - Covenants

LEASE AGREEMENT, made as of February 28, 2002 between PWE (MULTI) QRS 14-85 INC., a Delaware corporation ("Landlord"), with an address c/o W. P. Carey & Co.
                               --------
LLC, 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, and PW EAGLE, INC., a Minnesota corporation ("Tenant") with an address at 222 South Ninth
                                ------
Street, Suite 2880, Minneapolis, Minnesota 55402.

In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

     Demise of Premises. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (hereinafter referred to collectively as the "Leased Premises" and individually as the "Tacoma Premises",
                     ---------------
"West Jordan Premises", "Perris Premises", and "Eugene Premises" each of which premises is more particularly described in the applicable description in Exhibit
                                                                         -------
"A" attached hereto (collectively the "Land"), together with (a) the
 -                                     ----
Appurtenances; (b) the buildings, structures and other improvements now or hereafter constructed on the Land (collectively, the "Improvements"); and (c)
                                                      ------------
the fixtures, machinery, equipment and other property described in Exhibit "B"
                                                                   ----------
hereto (collectively, the "Equipment").
                           ---------

     Certain Definitions.

               "Acquisition Cost" of each of the Related Premises shall mean the amount set forth opposite such premises on Exhibit "E" hereto.
                                           ----------

               "Additional Rent" shall mean Additional Rent as defined in Paragraph 7.

               "Affected Premises" shall mean the Affected Premises as defined in Paragraph 18.

               "Affiliate" of any Person shall mean any Person which shall (1) control, (2) be under the control of, or (3) be under common control with such Person (the term "control" as used herein shall be deemed to mean ownership of more than 50% of the outstanding voting stock of a corporation, or other majority equity and control interest if such Person is not a corporation.

               "Alterations" shall mean all changes, additions, improvements or repairs to, all alterations, reconstructions, renewals, replacements or removals of and all substitutions or replacements for any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary.

               "Appurtenances" shall mean all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted by any Easement Agreement and (b) any streets, sidewalks, driveways, curbs, ways, alleys, vaults, gores or strips of land adjoining the Land.

               "Assignment" shall mean any assignment of rents and leases from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.

               "Basic Rent" shall mean Basic Rent as defined in Paragraph 6.

               "Basic Rent Payment Dates" shall mean the Basic Rent Payment Dates as defined in Paragraph 6.

               "Casualty" shall mean any damage to or destruction of or which affects the Leased Premises.

               "Commencement Date" shall mean Commencement Date as defined in Paragraph 5.

               "Condemnation" shall mean a Taking.

               "Condemnation Notice" shall mean notice or knowledge of the institution of or intention to institute any proceeding for Condemnation.

               "Costs" of a Person or associated with a specified transaction shall mean all reasonable costs and expenses incurred by such Person or associated with such transaction, including without limitation, attorneys' fees and expenses, court costs, brokerage fees, escrow fees, title insurance premiums, mortgage commitment fees, mortgage points, recording fees and transfer taxes, as the circumstances require.

               "Covenants" shall mean the covenants and agreements described on Exhibit "G" hereto.
----------

               "CPI" shall mean CPI as defined in Exhibit "D" hereto.
                                                  ----------

               "Default Rate" shall mean the Default Rate as defined in Paragraph 7(a)(iv).

               "Default Termination Amount" shall mean the Default Termination Amount as defined in Paragraph 23(a)(iii).

               "Easement Agreement" shall mean any conditions, covenants, restrictions, easements, declarations, licenses and other agreements listed as Permitted Encumbrances or as may hereafter affect any Related Premises.

               "Environmental Law" shall mean (I) whenever enacted or promulgated, any applicable federal, state, foreign and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (x) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (y) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of any Hazardous Substance, Hazardous Condition or Hazardous Activity, in each case as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to
RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.

               "Environmental Violation" shall mean (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within the Leased

Premises, or from the Leased Premises to the environment, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to Landlord, Tenant or Lender, any Federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within the Leased Premises in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to any Federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition which could result in any liability, cost or expense to Landlord or Lender or any other owner or occupier of the Leased Premises, or which could result in a creation of a lien on any Related Premises under any Environmental Law or (e) any violation of or noncompliance with any Environmental Law.

               "Equipment" shall mean the Equipment as defined in Paragraph 1.

               "Event of Default" shall mean an Event of Default as defined in Paragraph 22(a).

               "Fair Market Value" of either the Leased Premises or any Related Premises, as the case may be, and the context may require, shall mean the higher of (a) the fair market value of the Leased Premises or any Related Premises, as the case may be, as of the Relevant Date as if unaffected and unencumbered by this Lease or (b) the fair market value of the Leased Premises or Related Premises, as the case may be, as of the Relevant Date as affected and encumbered by this Lease and assuming that the Term has been extended for all extension periods provided for herein. For all purposes of this Lease, Fair Market Value shall be determined in accordance with the procedure specified in Paragraph 29.

               "Fair Market Value Date" shall mean the date when the Fair Market Value is determined in accordance with Paragraph 29.

               "Federal Funds" shall mean federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

               "Hazardous Activity" means any activity, process, procedure or undertaking which directly or indirectly (i) procures, generates or creates any Hazardous Substance; (ii) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, ground water, watercourses or water systems), (iii) involves the containment or storage of any Hazardous Substance; or (iv) would cause any of the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.

               "Hazardous Condition" means any condition which would support any claim or liability under any Environmental Law, including the presence of underground storage tanks.

               "Hazardous Substance" means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (ii) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead, polychlorinated biphenyls.

               "Impositions" shall mean the Impositions as defined in Paragraph 9(a).

               "Improvements" shall mean the Improvements as defined in Paragraph 1.

               "Indemnitee" shall mean an Indemnitee as defined in Paragraph 15.

               "Insurance Requirements" shall mean the requirements of all insurance policies maintained in accordance with this Lease.

               "Land" shall mean the Land as defined in Paragraph 1.

               "Law" shall mean any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

               "Lease" shall mean this Lease Agreement.

               "Lease Year" shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.

               "Leased Premises" shall mean the Leased Premises as defined in Paragraph 1.

               "Legal Requirements" shall mean the requirements of all present and future Laws
(including but not limited to Environmental Laws and Laws related to accessibility to, usability by, and discrimination against, disabled individuals) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to any of the Related Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Related Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Leased Premises or requires Tenant to carry insurance other than as required by this Lease.

               "Lender" shall mean any person or entity (and its respective successors and assigns) which may, on or after the date hereof, make a Loan to Landlord or be the holder of a Note.

               "Loan" shall mean any loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.

               "Monetary Obligations" shall mean Rent and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.

               "Mortgage" shall mean any mortgage or deed of trust from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

               "Net Award" shall mean (a) the entire award payable to Landlord or Lender by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Landlord or Lender), (iv), (v) or (vi) of Paragraph 16(a), as the case may be, less any expenses incurred by Landlord and Lender in collecting such award or proceeds.

               "Non-Preapproved Assignee" shall have the meaning set forth in Paragraph 21.

               "Non-Preapproved Assignment" shall have the meaning set forth in Paragraph 21.

               "Note" shall mean any promissory note evidencing Landlord's obligation to repay a

Loan, as the same may be amended, supplemented or modified.

               "Offer Amount" shall mean the greater of (a) the sum of the Fair Market Value of the Leased Premises or Sale Premises as of the Relevant Date and the applicable Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of any such Offer Amount or (b) the sum of the Acquisition Cost and the applicable Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of any such Offer Amount.

               "Partial Casualty" shall mean any Casualty which does not constitute a Termination Event.

               "Partial Condemnation" shall mean any Condemnation which does not constitute a Termination Event.

               "Permitted Encumbrances" shall mean those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit "C"
                                                               ----------
hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).

               "Person" shall mean an individual, partnership, association, corporation or other entity.

               "Preapproved Assignee" shall have the meaning set forth in Paragraph 21.

               "Preapproved Assignment" shall have the meaning set forth in Paragraph 21.

               "Preapproved Sublet" shall have the meaning set forth in Paragraph 21.

               "Prepayment Premium" shall mean any payment required to be made by Landlord to a Lender under a Note or other document evidencing or securing a Loan (other than payments of principal and/or interest which Landlord is required to make under a Note or a Mortgage) solely by reason of any prepayment by Landlord of any principal due under a Note or Mortgage, and which may, without limitation, take the form of (i) a "make whole" or yield maintenance clause requiring a prepayment premium or (ii) a defeasance payment (such defeasance payment to be an amount equal to the positive difference between (a) the total amount required to defease a Loan and (b) the outstanding principal balance of the Loan as of the date of such defeasance plus reasonable Costs of Landlord and Lender; provided that, Landlord shall in good faith endeavor to obtain a Loan with then customary market terms and conditions with respect to any such Prepayment Premium.

               "Present Value" of any amount shall mean such amount discounted by a rate per annum which is the lower of (a) the Prime Rate at the time such present value is determined or (b) seven percent (7%) per annum.

               "Prime Rate" shall mean the interest rate per annum as published, from time to time, in The Wall Street Journal as the "Prime Rate" in its column entitled "Money Rate". The Prime Rate may not be the lowest rate of interest charged by any "large U.S. money center commercial banks" and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the "Prime Rate" as described above, the Prime Rate shall be the average per annum discount rate (the "Discount Rate") on ninety-one (91) day bills ("Treasury Bills") issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

               "Related Premises" shall mean any one of the Tacoma Premises, West Jordan Premises, Perris Premises, and Eugene Premises.

               "Relevant Amount" shall mean the Termination Amount or the Default Termination Amount, as the case may be.

               "Relevant Date" shall mean (a) the date immediately prior to the date on which the applicable Condemnation Notice is received, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Taking, (b) the date immediately prior to the date on which the applicable Casualty occurs, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Casualty, (c) the date when Fair Market Value is redetermined, in the event of a redetermination of Fair Market Value pursuant to Paragraph 20(c), (d) the date immediately prior to the Event of Default giving rise to the need to determine Fair Market Value in the event Landlord provides Tenant with notice of its intention to require Tenant to make a termination offer under Paragraph 23(a)(iii) and (e) the date that Tenant delivers an Option Notice to Landlord pursuant to Paragraph 38 hereof.

               "Remaining Premises" shall mean the Related Premises which are not Affected Premises under Paragraph 18.

               "Renewal Term" shall mean Renewal Term as defined in Paragraph 5.

               "Rent" shall mean, collectively, Basic Rent and Additional Rent.

               "Security Deposit" shall mean Security Deposit as defined in Paragraph 36.

               "Site Assessment" shall mean a Site Assessment as defined in Paragraph 10(c). "State" shall mean, with respect to each Related Premises, the State or Commonwealth in which the applicable Related Premises is located.

               "Surviving Obligations" shall mean any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.

               "Taking" shall mean any taking of all or a portion of any of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means effectuated by a governmental or quasi-governmental authority under applicable Law. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Related Premises.

               "Term" shall mean the Term as defined in Paragraph 5.

               "Termination Amount" shall mean the greater of (a) the sum of the Fair Market Value and the applicable Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Termination Amount or
(b) the sum of the Acquisition

Cost and the applicable Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Termination Amount.

               "Termination Date" shall mean the Termination Date as defined in Paragraph 18.

               "Termination Event" shall mean a Termination Event as defined in Paragraph 18.

               "Termination Notice" shall mean Termination Notice as defined in Paragraph 18(a).

               "Third Party Purchaser" shall mean the Third Party Purchaser as defined in Paragraph 21(g).

               "Warrant Agreement" shall mean the Warrant Agreement by and between Tenant and Landlord, dated as of the date of this Lease.

               "Warranties" shall mean Warranties as defined in Paragraph 3(e).

     Title and Condition.
     -------------------

     The Leased Premises are demised and let subject to (i) the rights of any Persons in possession of the Leased Premises, (ii) the existing state of title of any of the Leased Premises, including any Permitted Encumbrances, (iii) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (iv) all Legal Requirements, including any existing violation of any thereof, and (v) the condition of the Leased Premises as of the commencement of the Term, without representation or warranty by Landlord.

     Tenant acknowledges that Tenant has been and shall remain (subject to Tenant's assignment and subletting rights in Paragraph 21) in physical possession of the Leased Premises and that the Leased Premises are in good condition and repair at the inception of this Lease. LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS WHERE IS AND WITH
                                                         -----
ALL FAULTS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD'S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY (xiv) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, OR
(xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES ARE OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAVE BEEN INSPECTED BY TENANT AND ARE SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY

INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

     Tenant represents to Landlord that Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for the purposes contemplated hereby. Tenant acknowledges that (i) fee simple title (both legal and equitable) to the Leased Premises is in Landlord and that Tenant has only the leasehold right of possession and use of the Leased Premises as provided herein, (ii) the Improvements conform to all material Legal Requirements and all Insurance Requirements, (iii) all easements necessary or appropriate for the use or operation of the Leased Premises have been obtained, (iv) all contractors and subcontractors who have performed work on or supplied materials to the Leased Premises have been fully paid or are being paid on a current basis as such work progresses, and all materials and supplies have been fully paid for or are being paid on a current basis, (v) the Improvements have been fully completed in all material respects in a workmanlike manner, and (vi) all Equipment necessary or appropriate for the current use or operation of the Leased Premises has been installed and is presently operative in all material respects.

     Landlord and Tenant agree that it is their mutual intent to create, and that this Lease constitutes, a master lease with respect to each and every parcel of Land, and all Improvements and Equipment therein including any and all of the Leased Premises (wherever located), that this Lease is not intended and shall not be construed to be separate leases and that all the terms and conditions hereof shall govern the rights and obligations of Landlord and Tenant with respect thereto. Any Event of Default hereunder in connection with any Leased Premises shall be deemed to be an Event of Default with respect to the entire Leased Premises (wherever located).

     Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, all assignable warranties, guaranties, indemnities and similar rights (collectively "Warranties") which Landlord may have against any manufacturer,
               ----------
seller, engineer, contractor or builder in respect of any of the Leased Premises. Such assignment shall remain in effect until the expiration or earlier termination of this Lease, whereupon such assignment shall cease and all of said Warranties, guaranties, indemnities and other rights shall automatically revert to Landlord. In confirmation of such reversion Tenant shall execute and deliver promptly any certificate or other document reasonably required by Landlord. Landlord shall also retain the right to enforce any guaranties upon the occurrence and during the continuance of an Event of Default. Tenant shall enforce all Warranties in accordance with their respective terms.

     Use of Leased Premises; Quiet Enjoyment.
     ---------------------------------------

     Tenant may occupy and use the Leased Premises for industrial/manufacturing and related warehousing and distribution and for office use incidental thereto, except that the Eugene Premises shall be used solely for general, executive and administrative offices and uses incidental thereto, and for no other purpose without the prior written consent of Landlord, which consent shall not be unreasonably withheld; provided that, in no event shall Tenant shall use or occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would or is likely to (i) violate any Law or Legal Requirement, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it difficult or impossible to obtain any such insurance at then current commercially reasonable rates for the uses permitted hereunder, (iii) make void or voidable, cancel or cause to be cancelled or release any of the Warranties, (iv) cause structural injury to any of the Improvements or (v) constitute a public or private nuisance or waste and, in the case of any such use wherein any of clauses (i)-(v) hereof are applicable, Landlord's consent may be granted or withheld in Landlord's sole and absolute discretion.

     Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord with respect to matters that arise after the date hereof, provided that Landlord or its agents may enter upon and examine any of the Leased Premises at such reasonable times as Landlord may select and upon reasonable notice as required under Paragraph 24 (but not less than 24 hours) to Tenant (except in the case of any emergency, in which event no notice shall be required) for the purpose of inspecting the Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing the Leased Premises to prospective Lenders and purchasers and taking such other action with respect to the Leased Premises as is permitted by any provision hereof.

     Term.
     ----

     Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (such term, as extended or renewed in accordance with the provisions hereof, being called the "Term") commencing on the date
                                              ----
hereof (the "Commencement Date") and ending on the last day of the two hundred
             -----------------
fortieth (240th)calendar month next following the date hereof (the "Expiration
                                                                    ----------
Date").
----

     Provided that if, on or prior to the Expiration Date or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provision hereof, then on the Expiration Date and on the tenth (10th) anniversary of the Expiration Date (each of the Expiration Date and such anniversary being referred to herein as a "Renewal Date"), the Term shall be
                                           ------------
deemed to have been automatically extended for an additional period of ten (10) years (each such extension, a "Renewal Term"), unless Tenant shall notify
                               ------------
Landlord in writing at least eighteen (18) months prior to the next Renewal Date that Tenant is terminating this Lease as of the next Renewal Date. Any such extension of the Term shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified (except that Tenant shall not have the right to any further Renewal Terms).

     If Tenant exercises its option pursuant to Paragraph 5(b) not to have the Term automatically extended, or if an Event of Default occurs and is continuing, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last year of the Term, to (i) advertise the availability of any of the Leased Premises for sale or reletting and to erect upon any of the Leased Premises signs reasonably acceptable to Tenant indicating such availability and (ii) show any of the Leased Premises to prospective purchasers or tenants or their agents at such reasonable times as Landlord may select upon reasonable notice in accordance with Paragraph 24 (but not less than 24 hours) to Tenant .

     Basic Rent. Tenant shall pay to Landlord, as annual rent for the Leased
     ----------
Premises during the Term, the amounts determined in accordance with Exhibit "D"
                                                                    ----------
hereto ("Basic Rent"), commencing on the twenty-fifth day of March, 2002 (the
         ----------
"First Full Basic Rent Payment Date") and continuing on the same day of each
 ----------------------------------
March, June, September and December thereafter during the Term (each such day being a "Basic Rent Payment Date"). Each such rental payment shall be made, at
         -----------------------
Landlord's sole discretion, (a) to Landlord at its address set forth above and/or to such one or more other Persons, at such addresses and in such proportions as Landlord may direct by fifteen (15) days' prior written notice to Tenant (in which event Tenant shall give Landlord notice of each such payment concurrent with the making thereof), and (b) by a check hand delivered at least five (5) business days before or mailed at least ten (10) days before the applicable Basic Rent Payment Date, or wire transfer in Federal Funds on the applicable Basic Rent Payment Date. Pro rata Basic Rent for the period from the date hereof through the twenty-fourth day of March, 2002 shall be paid on the date hereof, and pro rata Basic Rent for the period from the twenty-fifth day of the last month of the Term through the last day of the last month of the Term shall be paid with the final quarterly installment of Basic Rent.

     Additional Rent.
     ---------------

     Tenant shall pay and discharge, as additional rent (collectively, "Additional Rent"):
 ---------------

     except as otherwise specifically provided herein (including, without limitation, Paragraphs 20 and 31), all costs and expenses of Tenant, Landlord and any other Persons specifically referenced herein which are incurred in connection or associated with (A) the ownership, use, non-use, occupancy, monitoring, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of any of the Leased Premises, (B) the performance of any of Tenant's obligations under this Lease, (C) any sale or other transfer of any of the Leased Premises to Tenant under this Lease, including costs and expenses incurred in connection with the payment of a Prepayment Premium, (D) any Condemnation proceedings, (E) the adjustment, settlement or compromise of any insurance claims involving or arising from any of the Leased Premises, (F) the prosecution, defense or settlement of any litigation involving or arising from any of the Leased Premises, this Lease, or the sale of the Leased Premises to Landlord, (G) the exercise or enforcement by Landlord, its successors and assigns, of any of its rights under this Lease, (H) any amendment to or modification or termination of this Lease made at the request of Tenant, (I) Costs of Landlord's counsel and reasonable internal Costs of Landlord incurred in connection with the preparation, negotiation and execution of this Lease, or incurred in connection with any act undertaken by Landlord (or its counsel) at the request of Tenant, or incurred in connection with any act of Landlord performed on behalf of Tenant, and (J) the reasonable internal Costs of Landlord incurred in connection with any act undertaken by Landlord at the request of Tenant or Tenant's failure to act promptly in an emergency situation and (K) any other items specifically required to be paid by Tenant under this Lease;

     after the date all or any portion of any installment of Basic Rent is due and not paid by the applicable Basic Rent Payment Date, an amount equal to five percent (5%) of the amount of such unpaid installment or portion thereof; provided, however, that with respect to the first late payment of all or any portion of any installment of Basic Rent in any Lease Year, the Late Charge shall not be due and payable unless the Basic Rent has not been paid within five
(5) days' following the due date thereof;

     a sum equal to any additional sums (including any late charge, default penalties, interest and fees of Lender's counsel) which are payable by Landlord to any Lender under any Note by reason of Tenant's late payment or non-payment of Basic Rent or by reason of an Event of Default; and

     interest at the rate (the "Default Rate") of five percent (5%) over the
                                ------------
Prime Rate per annum on the following sums until paid in full: (A) all overdue installments of Basic Rent from and after the expiration of any applicable notice and cure period under Paragraph 22(b) of this Lease, (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant, from the date of payment thereof by Landlord, and (C) all other overdue amounts of Additional Rent, from and after the expiration of any applicable notice and cure period under Paragraph 22(b) of this Lease.

     Tenant shall pay and discharge (i) any Additional Rent referred to in Paragraph 7(a)(i) when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within ten (10) days after Landlord's demand for payment thereof, and (ii) any other Additional Rent, within ten (10) days after Landlord's demand for payment thereof.

     In no event shall amounts payable under Paragraph 7(a)(ii), (iii) and (iv) exceed the maximum amount permitted by applicable Law. In addition, Tenant and Landlord acknowledge and agree that the amounts due or to become due under Paragraph 7 (a) (ii), (iii) and (iv) have been specifically negotiated by the parties hereto and represent that such amounts represent the parties' best estimate of actual losses, costs and expenses to be suffered by Landlord under the circumstances meriting the application of such provisions and do not constitute a penalty.

     Net Lease: Non-Terminability.
     ----------------------------

     This is a net lease and all Monetary Obligations shall be paid without notice or demand and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a "Set-Off").
                  -------

     This Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason or cause whatsoever foreseen or unforeseen.

     The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. The obligation to pay Rent or amounts equal thereto shall not be affected by any collection of any amounts by any governmental body pursuant to a tax lien or otherwise that arises through no fault of Landlord, even though such obligation results in the payment of additional amounts denominated as "rent". All Rent payable by Tenant hereunder shall constitute "rent" for all purposes (including Section 502(b)(6) of the Federal Bankruptcy
Code).

     Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law (i) to quit, terminate or surrender this Lease or any of the Leased Premises, or (ii) to any Set-Off of any Monetary Obligations.

     Payment of Impositions.
     ----------------------

     Tenant shall, before interest or penalties are due thereon, pay and discharge all taxes (including real and personal property, franchise, sales, use, gross receipts and rent taxes), all charges for any easement or agreement maintained for the benefit of any of the Leased Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to any of the Leased Premises, all ground rents and all other public charges whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed against (i) Tenant, (ii) Tenant's possessory interest in the Leased Premises,
(iii) any of the Leased Premises, or (iv) Landlord as a result of or arising in respect of the acquisition, ownership, occupancy, leasing, use, or possession of any of the Leased Premises, or the sale of any of the Leased Premises to Tenant pursuant to this Lease, any activity conducted on any of the Leased Premises, or the Rent, (collectively, the "Impositions"); provided, that nothing herein shall
                              -----------
obligate Tenant to pay (A) income, excess profits or other taxes of Landlord (or Lender) which are determined on the basis of Landlord's (or Lender's) net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord or (C) any capital gains tax imposed on Landlord in connection with the sale of the Leased Premises to any Person. If any Imposition may be paid in installments without same being delinquent, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord (1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within ten (10) days after Tenant's receipt thereof, (2) receipts for payment of all taxes required to be paid by Tenant hereunder within thirty (30) days after the due date thereof and (3) receipts for payment of all other Impositions within ten (10) days after Landlord's request therefor.

     Following the occurrence of an Event of Default, or if Landlord is required by a Lender, Tenant shall pay to Landlord such amounts (each an "Escrow
                                                                 ------
Payment") monthly or as required by such Lender (but not more often than
-------
monthly) so that there shall be in an escrow account an amount sufficient to pay the Escrow Charges (as hereinafter defined) as they become due. As used herein, "Escrow Charges" shall mean real estate taxes and assessments on or with respect
 --------------
to the Leased Premises or payments in lieu thereof and premiums on any insurance required by this Lease and any reserves for capital improvements, deferred maintenance, repair and/or tenant improvements and leasing commissions required by any Lender. Landlord shall, in good faith, determine the amount of the Escrow Charges (it being agreed that if required by a Lender, such amount shall equal any corresponding escrow installments required to be paid by Landlord) and the amount of each Escrow Payment; provided that Landlord shall in good faith endeavor to obtain from Lender a waiver of Escrow Charges so long as no Event of Default has occurred under this Lease, Tenant is paying taxes and insurance premiums as required by this Lease and is maintaining the Leased Premises in accordance with this Lease; provided further that, with respect to any such Event of Default that is subsequently cured by Tenant, if Lender does not require continuing Escrow Payment with respect thereto, then Landlord shall not require such continuing Escrow Payment. The Escrow Payments may be commingled with other funds of Landlord or other Persons and no interest thereon shall be due or payable to Tenant. Landlord shall apply the Escrow Payments to the payment of the Escrow Charges in such order or priority as Landlord shall determine or as required by law. If at any time the Escrow Payments theretofore paid to Landlord shall be insufficient for the payment of the Escrow Charges, Tenant, within ten (10) days after Landlord's demand therefor, shall pay the amount of the deficiency to Landlord.]

     Compliance with Laws and Easement Agreements; Environmental Matters.
     -------------------------------------------------------------------

     Tenant shall, at its expense, comply with and conform to, and cause the Leased Premises and any other Person occupying any part of the Leased Premises to comply with and conform to, all Insurance Requirements and Legal Requirements (including all applicable Environmental Laws). Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation or (ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation and, at the request of Landlord or Lender, Tenant shall promptly (x) remediate or undertake any other appropriate response action to correct any existing Environmental Violation or (y) obtain a written determination from all applicable governmental authorities having jurisdiction that no remedial action is required in connection with such Environmental Violation. Any and all reports prepared for or by Landlord with respect to the Leased Premises shall be for the sole benefit of Landlord and Lender and no other Person shall have the right to rely on any such reports except that to the extent such reports are paid for by Tenant then, unless prohibited by Lender, Tenant shall be entitled to rely on such reports, and, in any event, copies of such reports shall be given to Tenant upon request.

     Tenant, at its sole cost and expense, will at all times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder. Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, prior written consent of Landlord which consent shall not be unreasonably withheld.

     Upon prior written notice from Landlord, Tenant shall permit such persons as Landlord may designate ("Site Reviewers") to visit the Leased Premises and
                            --------------
perform, as agents of Tenant, environmental site investigations and assessments ("Site Assessments") on the Leased Premises (i) in connection with any sale,
  ----------------
financing or refinancing of the Leased Premises, (ii) within the six month period prior to the expiration of the Term, (iii) if required by Lender or the terms of any credit facility to which Landlord is bound, (iv) if an Event of Default under this Paragraph 10 then exists, or (v) at any other time that, in the opinion of Landlord or Lender, a reasonable basis exists to believe that an Environmental Violation or any condition that could reasonably be expected to result in any Environmental Violation exists. Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the opinion of the Site Reviewers, to conduct the Site Assessments. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing and reporting Site Assessments under clauses
(ii) and (iv) in all circumstances, and under clauses (i) and (v) if an Environmental Violation is discovered, shall be paid by Tenant.

     If an Environmental Violation occurs or is found to exist at any Related Premises and, in Landlord's reasonable judgment, the cost of remediation of, or other response action with respect to the same is likely to exceed $500,000.00, then Tenant shall provide to Landlord, within ten (10) days after Landlord's request therefor, adequate financial assurances that Tenant will effect such remediation in accordance with applicable Environmental Laws. Such financial assurances may be a bond or letter of credit satisfactory to Landlord in form and substance and in an amount equal to or greater than Landlord's reasonable estimate, based upon a Site Assessment performed pursuant to Paragraph 10(c), of the anticipated cost of such remedial action or such other evidence reasonably acceptable to Landlord of Tenant's ability to pay the Costs of such remedial action.

     Notwithstanding any other provision of this Lease, if an Environmental Violation occurs or is found to exist and the Term would otherwise terminate or expire, then, at the option of Landlord, the Term shall be automatically extended beyond the date of termination or expiration and this Lease shall remain in full force and effect beyond such date until the earlier to occur of
(i) the completion of all remedial action in accordance with applicable Environmental Laws, (ii) the receipt by Landlord of a written determination from all applicable governmental authorities having jurisdiction over the Leased Premises that either no remedial action is required or that no further action is required in connection with such Environmental Violation or (iii) the date specified in a written notice from Landlord to Tenant terminating this Lease.

     If Tenant shall be in default under this Lease beyond any applicable notice and cure period with respect to the failure to comply with any requirement of any Environmental Law in connection with any Environmental Violation which occurs or is found to exist, Landlord shall have the right (but no obligation) to take any and all actions as Landlord shall deem necessary or advisable in order to cure such Environmental Violation.

     Tenant shall notify Landlord immediately after becoming aware of any Environmental Violation (or alleged Environmental Violation) or noncompliance with any of the covenants contained in this Paragraph 10 and shall forward to Landlord immediately upon receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.

     All future leases, subleases or concession agreements relating to the Leased Premises entered into by Tenant shall contain covenants of the other party thereto which are identical to the covenants contained in this Paragraph 10.

     Liens; Recording.
     ----------------

     Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on any of the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage or Assignment, the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS' OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE LEASED PREMISES. LANDLORD MAY AT ANY TIME POST ANY NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD (including any notice permitted by or required for compliance with, ORS 87.030).

     Tenant shall execute, deliver and record, file or register (collectively, "record") all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in any of the Leased Premises, and shall cause a memorandum of this Lease (or, if such a memorandum cannot be recorded, this Lease), and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.

     Maintenance and Repair.
     ----------------------

     Tenant shall at all times maintain each Related Premises in as good repair and appearance as each is in on the date hereof and fit to be used for their intended use in accordance with the better of the practices generally recognized as then acceptable by other companies in its industry or observed by Tenant with respect to the other real properties owned or operated by it, and, in the case of the Equipment, in as good mechanical condition as it was on the later of the date hereof or the date of its installation, except for ordinary wear and tear. Tenant shall take every other action necessary or appropriate for the preservation and safety of each Related Premises. Tenant shall promptly make all Alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Paragraph 12(a). Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain any of the Related Premises in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations, including with respect to the Perris Premises, California Civil Code Sections 1941 an 1942. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13.

     If any Improvement, now or hereafter constructed, shall (i) encroach upon any setback or any property, street or right-of-way adjoining any of the Leased Premises, (ii) violate the provisions of any restrictive covenant affecting any of the Leased Premises, (iii) hinder or obstruct any easement or right-of-way to which any of the Leased Premises is subject or (iv) impair the rights of others in, to or under any of the foregoing, Tenant shall, promptly after receiving notice or otherwise acquiring knowledge thereof, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.

     Alterations and Improvements.
     ----------------------------

     Tenant shall have the right, without having obtained the prior written consent of Landlord and Lender and provided that no Event of Default then exists, (i) to make non-structural Alterations or a series of related non-structural Alterations that, as to any such Alterations or series of related Alterations, do not cost in excess of $250,000.00 with respect to any Related Premises and (ii) to install Equipment in the Improvements or accessions to the Equipment at any Related Premises that, as to such Equipment or accessions, do not cost in excess of $250,000.00, so long as at the time of construction or installation of any such Equipment or Alterations no Event of Default exists and the value and utility of the Leased Premises is not diminished thereby. If the cost of any non-structural Alterations, series of related non-structural Alterations, Equipment or accessions thereto is in excess of $250,000.00 or if Tenant desires to make structural Alterations to any Related Premises, the prior written approval of Landlord and Lender shall be required, which approval shall not be unreasonably withheld. Tenant shall not construct upon the Land any additional buildings without having first obtained the prior written consent of Landlord and Lender, which consent may be granted or withheld by Landlord or Lender in their sole discretion. Landlord shall have the right to require Tenant to remove any Alterations performed after the date of this Lease that would require Landlord's consent under the terms of this Paragraph 13(a) except for those Alterations required by Law or for which Landlord has agreed in writing that removal will not be required.

     If Tenant makes any Alterations pursuant to this Paragraph 13 or as required by Paragraph 12 or 17 (such Alterations and actions being hereinafter collectively referred to as "Work"), then (i) the market value of the Leased
                             ----
Premises shall not be lessened by any such Work or its usefulness impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner,
(iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements, (iv) all such Work shall comply with the requirements of all insurance policies required to be maintained by Tenant hereunder, (v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall have a value and useful life equal to the greater of (A) the value and useful life on the date hereof of the Equipment being replaced or (B) the value and useful life of the Equipment being replaced immediately prior to the occurrence of the event which required its replacement (assuming such replaced Equipment was then in the condition required by this Lease), (vi) Tenant shall promptly discharge or remove all liens filed against any of the Leased Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work,
(viii) all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, and (ix) Tenant shall comply, to the extent requested by

Landlord or required by this Lease, with the provisions of Paragraphs 12(a) and 19(a), whether or not such Work involves restoration of the Leased Premises.

     Permitted Contests. Notwithstanding any other provision of this Lease,
     ------------------
Tenant shall not be required to (a) pay any Imposition, (b) comply with any Legal Requirement, (c) discharge or remove any lien referred to in Paragraph 11, 13 or 19, or (d) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12(b) (such non-compliance with the terms hereof being hereinafter referred to collectively as "Permitted Violations"), so long as at the time of such non-compliance no
    --------------------
Event of Default exists and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord's liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested,
(ii) the sale, forfeiture or loss of any of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any interference with the use or occupancy of any of the Leased Premises, (iv) any interference with the payment of any Rent, or (v) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied or (vi) the enforcement or execution of any injunction, order or Legal Requirement with respect to the Permitted Violation. Upon the request of Landlord, Tenant shall provide Landlord such security or such assurances as shall be satisfactory, in Landlord's reasonable judgment, to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith. While any proceedings which comply with the requirements of this Paragraph 14 are pending and any required security is held by Landlord, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by Law to correct such Permitted Violation and Tenant's contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any civil or criminal liability.

     Indemnification.
     ---------------

     Except to the extent arising solely from the negligent acts (but not omissions or alleged omissions) or willful misconduct of any Indemnitee, Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord, Lender and all other Persons described in Paragraph 30 (each an "Indemnitee") from and
                                                          ----------
against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including reasonable attorneys' fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, gross negligence, negligence or any other theory of recovery at law or in equity (any of the foregoing, a "Claim"), arising from (i) any matter
                                       -----
pertaining to the acquisition (or the negotiations leading thereto), ownership, leasing, use, non-use, occupancy, operation, management, condition, design, construction, maintenance, repair or restoration of any of the Leased Premises, (ii) any casualty in any manner arising from any of the Leased Premises, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said casualty, (iii) any violation by Tenant of any provision of this Lease, any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance or any encumbrance Tenant consented to or the Mortgage or Assignment or (iv) any alleged, threatened or actual Environmental Violation, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity; provided that to the extent any Claim is alleged to have resulted in part from the negligent acts (but not omissions or alleged omissions) or willful misconduct of Landlord, Tenant shall nevertheless defend Landlord in the first instance (including any appeals), at Tenant's cost and expense, and Landlord shall be responsible only for its share of any final non-appealable judicially determined culpability.

     In case any action or proceeding is brought against any Indemnitee by reason of any such claim, (i) Tenant may, except in the event of a conflict of interest or a dispute between Tenant and any such Indemnitee or during the continuance of an Event of Default, retain its own counsel and defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action, the reasonable cost of which shall be paid by Tenant) and (ii) such Indemnitee shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee, and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested to do so by Tenant. In the event of a conflict of interest or dispute or during the continuance of an Event of Default, Landlord shall have the right to select counsel, and the reasonable cost of such counsel shall be paid by Tenant.

     The obligations of Tenant under this Paragraph 15 shall survive any termination, expiration or rejection in bankruptcy of this Lease. Tenant agrees that it shall not assert any claim or right to industrial insurance immunity (under Title 51 RCW) if and to the extent any such assertion would be inconsistent with Landlord's right to indemnification under this Paragraph 15.

     Insurance.
     ---------

     Tenant shall maintain the following insurance on or in connection with the Leased Premises:

     Insurance against physical loss or damage to the Improvements and Equipment as provided under a standard "All Risk" property policy including but not limited to flood (to the extent that a Related Premises is in a flood zone) and earthquake coverage in amounts not less than the actual replacement cost of the Improvements and Equipment. Such policies shall contain Replacement

Cost and Agreed Amount Endorsements and shall contain deductibles not more than $25,000 per occurrence for the "All Risk" policy and a deductible of not more than five percent (5%) of actual replacement cost of the Improvements for the earthquake policy.

     Commercial General Liability Insurance (including but not limited to Incidental Medical Malpractice and Host Liquor Liability) and Business Automobile Liability Insurance (including Non-Owned and Hired Automobile Liability) against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $15,000,000 per occurrence/annual aggregate and all other coverage extensions that are usual and customary for properties of this size and type provided, however, that the Landlord shall have the right to require such higher limits as may be reasonable and customary for properties of this size and type.

     Worker's compensation insurance covering all persons employed by Tenant in connection with any work done on or about any of the Leased Premises for which claims for death, disease or bodily injury may be asserted against Landlord or Tenant or, in lieu of such Workers' Compensation Insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the State or States in which the Leased Premises are located.

     Comprehensive Boiler and Machinery Insurance on any of the Equipment or any other equipment on or in the Leased Premises in an amount not less than $5,000,000 per accident for damage to property. Either such Boiler and Machinery policy or the All-Risk policy required in (i) above shall include Off-Premises Service Interruption, Expediting Expenses, Ammonia Contamination, and Hazardous Materials Clean-up Expense and may contain a deductible not to exceed $25,000.

     Business Interruption and Extra Expense Insurance at limits to cover 100% of losses and/or expenses incurred over the period of indemnity not less than twelve (12) months from time of loss. Such insurance shall name Landlord as loss payee, but only to the extent of the Rent payable to or for the benefit of the Landlord under this Lease.

     During any period in which substantial Alterations at any Related Premises are being undertaken, builder's risk insurance covering the total completed value including any "soft costs" with respect to the Improvements being altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction or repair of Improvements or Equipment, together with such "soft cost" endorsements and such other endorsements as Landlord may reasonably require and general liability, workers' compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired.

     Such other insurance (or other terms with respect to any insurance required pursuant to this Paragraph 16, including without limitation amounts of coverage, deductibles, form of mortgagee clause) on or in connection with any of the Leased Premises as Landlord or Lender may reasonably require and which at the time is usual and commonly obtained in connection with properties similar in type of building, size, use and location to the Leased Premises; including, without limitation, Ordinance or Law Coverage or an "Enforcement" endorsement if any of the

Improvements or the use of any of the Related Premises shall at any time constitute legal non-conforming structures or uses.

     The insurance required by Paragraph 16(a) shall be written by companies which have a Best's rating of A:X or above and a claims paying ability assigned by Standard & Poor's Corporation ("S&P"), or equivalent rating agency approved by Landlord and Lender, of at least "A", and are legally permitted to write insurance policies by, the State Insurance Department for the states in which the Leased Premises are located; provided that, Landlord acknowledges that Tenant's current insurance company for its flood and earthquake policies has a Best's rating of A:IX and is not currently rated by S&P and Landlord agrees to accept such insurance company; provided and on condition that, if Tenant elects to change its insurance company for its flood and earthquake policies at any time during the Term of the Lease, then such new insurance company shall either meet the requirements set forth in the first sentence of this Paragraph 16(b) or such company shall be reinsured by a reinsurance company that maintains an S&P rating of at least "A". The insurance policies (i) shall be for such terms as Landlord may reasonably approve and (ii) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. The insurance referred to in Paragraphs 16(a)(i), 16(a)(iv) and 16(a)(vi) shall name Landlord as Owner and Lender as loss payee and Tenant as its interest may appear. The insurance referred to in Paragraph 16(a)(ii) shall name Landlord and Lender as additional insureds, and the insurance referred to in Paragraph 16(a)(v) shall name Landlord as additional insured and Lender and Landlord as loss payee to the extent of the Rent due under the Lease. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become reasonably unsatisfactory to Landlord, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord.

     Each insurance policy referred to in clauses (i), (iv), (v) and (vi) of Paragraph 16(a) shall contain industry standard non-contributory mortgagee clauses in favor of and acceptable to Lender. Each policy required by any provision of Paragraph 16(a), except clause (iii) thereof, shall provide that it may not be cancelled substantially modified or allowed to lapse on any renewal date except after thirty (30) days' prior notice to Landlord and Lender. Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of any of the Leased Premises for purposes more hazardous than those permitted by the provisions of such policy,
(iii) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Mortgage, Note, Assignment or other document evidencing or securing the Loan upon the happening of an event of default therein or (iv) any change in title to or ownership of any of the Leased Premises, subject to timely notification thereof in accordance with the provisions of such policy.

     Tenant shall pay as they become due all premiums for the insurance required by Paragraph 16(a), and Tenant shall renew or replace each policy and deliver to Landlord annually evidence of the payment of the full premium within thirty (30) days prior to the expiration date of such policy, or if paid in installments then, upon the request of Landlord shall deliver evidence of such payments, and shall promptly deliver to Landlord all original certificates of insurance or, if required by Lender, original or certified copies of such policies.

     Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a "blanket" or umbrella policy or policies covering other properties or liabilities of Tenant, provided that such "blanket" or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16 and provided further that Tenant shall provide to Landlord a Statement of Values which shall be reviewed annually and amended as necessary based on Replacement Cost Valuations. The original or a certified copy of each such "blanket" or umbrella policy shall promptly be delivered to Landlord.

     Tenant shall have the replacement cost and insurable value of the Improvements and Equipment determined from time to time as required by the replacement cost and agreed amount endorsements and shall deliver to Landlord the new replacement cost and agreed amount endorsement or certificate evidencing such endorsement promptly upon Tenant's receipt thereof.

     Tenant shall promptly comply with and conform to (i) all provisions of each insurance policy required by this Paragraph 16 and (ii) all requirements of the insurers thereunder applicable to Landlord, Tenant or any of the Leased Premises or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Leased Premises, even if such compliance necessitates Alterations or results in interference with the use or enjoyment of any of the Leased Premises.

     Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as named insureds, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord the original policies or certified copies thereof.

     All policies shall contain effective waivers by the carrier against all claims for insurance premiums against Landlord and shall contain full waivers of subrogation against the Landlord.

     All proceeds of any insurance required under Paragraph 16(a) shall be payable as follows:

     Proceeds payable under clauses (ii), (iii) and (iv) of Paragraph 16(a) and proceeds attributable to the general liability coverage of Builder's Risk insurance under clause (vi) of Paragraph 16(a) shall be payable to the Person entitled to receive such proceeds.

               (ii) Proceeds of insurance required under clause (i) of Paragraph 16(a) and proceeds attributable to Builder's Risk insurance (other than its general liability coverage provisions) under clause (vi) of Paragraph 16(a) shall be payable to Landlord or Lender and applied as set forth in Paragraph 17 or, if applicable, Paragraph 18. Tenant shall apply the Net Award to restoration of the Leased Premises in accordance with the applicable provisions of this Lease unless a Termination Event shall have occurred and Tenant has given a Termination Notice.

     Casualty and Condemnation.
     --------------------------

          (a) If any Casualty to any of the Related Premises occurs the insurance proceeds for which are reasonably estimated by Tenant to be equal to or in excess of Five Hundred Thousand ($500,000) Dollars (or such lesser amount as Lender may require, but not less than $250,000), Tenant shall give Landlord and Lender immediate notice thereof. So long as no Event of Default then exists Tenant is hereby authorized to adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 16(a) (except public liability insurance claims payable to a Person other than Tenant, Landlord or Lender) under the amount of $500,000 (or such lesser amount as Lender may require, but not less than $250,000) and to execute and deliver on behalf of Landlord all necessary proofs of loss, receipts, vouchers and releases required by the insurers and Landlord shall have the right to join with Tenant therein. Any final adjustment, settlement or compromise of any such claim shall be subject to the prior written approval of Landlord (not to be unreasonably withheld), and Landlord shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. If an Event of Default then exists, Tenant shall not be entitled to adjust, collect or compromise any such claim or to participate with Landlord in any adjustment, collection and compromise of the Net Award payable in connection with a Casualty. Tenant agrees to sign, upon the request of Landlord, all such proofs of loss, receipts, vouchers and releases. To the extent required under Paragraph 16(j), each insurer is hereby authorized and directed to make payment under said policies, including return of unearned premiums, directly to Landlord or, if required by the Mortgage, to Lender instead of to Landlord and Tenant jointly, and Tenant hereby appoints each of Landlord and Lender as Tenant's attorneys-in-fact to endorse any draft therefor. The rights of Landlord under this Paragraph 17(a) shall be extended to Lender if and to the extent that any Mortgage so provides.

          (b) Tenant, immediately upon receiving a Condemnation Notice, shall notify Landlord and Lender thereof. So long as no Event of Default then exists, Tenant is authorized to collect, settle and compromise the amount of any Net Award that is not in excess of $500,000 (or such lesser amount as Lender may require, but not less than $250,000), and Landlord shall have the right to join with Tenant therein. If an Event of Default then exists, Landlord shall be authorized to collect, settle and compromise the amount of any Net Award and Tenant shall not be entitled to participate with Landlord in any Condemnation proceeding or negotiations under threat thereof or to contest the Condemnation or the amount of the Net Award therefor. No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord, which shall not be unreasonably withheld. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant's leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant's right to any award or payment on account of Tenant's trade fixtures, equipment or other tangible property which is not part of the Equipment, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord's fee interest in the Leased Premises or the amount of the award (if any) otherwise payable for the Condemnation of

Tenant's leasehold interest hereunder. The rights of Landlord under this Paragraph 17(b) shall also be extended to Lender if and to the extent that any Mortgage so provides. (c) If any Partial Casualty (whether or not insured against) or Partial Condemnation shall occur to any Related Premises, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations. Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Paragraph 12(a), shall commence and diligently continue to restore the Leased Premises as nearly as possible to their value, condition and character immediately prior to such event (assuming the Leased Premises to have been in the condition required by this Lease). So long as no Event of Default exists, any Net Award up to and including $500,000 (or such lesser amount as Lender may require, but not less than $250,000), shall be paid by Landlord to Tenant and Tenant shall restore the Leased Premises in accordance with the requirements of Paragraph 13(b) of this Lease. Any Net Award in excess of $500,000 (or such lesser amount as Lender may require, but not less than $250,000), shall (unless such Casualty resulting in the Net Award is a Termination Event) be made available by Landlord (or Lender if the terms of the Mortgage so require) to Tenant for the restoration of any of the Leased Premises pursuant to and in accordance with and subject to the provisions of Paragraph 19 hereof. If any Casualty or Condemnation which is not a Partial Casualty or Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 18. If and to the extent applicable, Landlord and Tenant waive the provisions of California Civil Code Sections 1932 and 1933 and California Code of Civil Procedure Section 1265.130

     Termination Events.
     ------------------

     If (i) all of any Related Premises shall be taken by a Taking or (ii) any substantial portion of any Related Premises shall be taken by a Taking or all or any substantial portion of any Related Premises shall be totally damaged or destroyed by a Casualty and, in any such case, Tenant certifies and covenants to Landlord that it will abandon operations of Tenant's business at the applicable Related Premises for a period of not less than five (5) years from the date of such Casualty or Taking (any one or all of the Related Premises described in the above clauses (i) and (ii) above being hereinafter referred to as the "Affected
                                                                       ---------
Premises" and each of the events described in the above clauses (i) and (ii)
--------
shall hereinafter be referred to as a "Termination Event"), then (x) in the case
                                       -----------------
of (i) above, Tenant shall be obligated, within thirty (30) days after Tenant receives a Condemnation Notice and (y) in the case of (ii) above, Tenant shall have the option, within forty-five (45) days after Tenant receives a Condemnation Notice or forty-five (45) days after the Casualty, as the case may be, to give to Landlord written notice (a "Termination Notice") in the form
                                           ------------------
described in Paragraph 18(b) of the Tenant's election to terminate this Lease as to the Affected Premises.

     A Termination Notice shall contain (i) notice of Tenant's intention to terminate this Lease as to the Affected Premises on the first Basic Rent Payment Date which occurs at least thirty (30) days after the Fair Market Value Date (the "Termination Date"), (ii) a binding and irrevocable offer of Tenant to pay
      ----------------
the Termination Amount and (iii) if the Termination Event is an event described in Paragraph 18(a)(ii), the certification and covenant described therein and a certified resolution of the Board of Directors of Tenant authorizing the same. Promptly upon the delivery to Landlord of a Termination Notice, Landlord and Tenant shall commence to determine Fair Market Value.

     If Landlord shall reject such offer to accept payment of the Termination Amount as to the Affected Premises pursuant to Paragraph 18(b) above by written notice to Tenant (a "Rejection") which Rejection shall contain the written
                     ---------
consent of Lender to reject Tenant's offer to pay the

Termination Amount, not later than thirty (30) days following the Fair Market Value Date, then this Lease shall terminate as to the Affected Premises on the Termination Date; provided that, if Tenant has not satisfied all Monetary Obligations and all other obligations and liabilities under this Lease which have arisen as to the Affected Premises (collectively, "Remaining Obligations")
                                                        ---------------------
on or prior to the Termination Date, then Landlord may, at its option, extend the date on which this Lease may terminate as to the Affected Premises to a date which is no later than the first Basic Rent Payment Date after the Termination Date on which Tenant has satisfied all Remaining Obligations. Upon such termination (i) all obligations of Tenant hereunder as to the Affected Premises shall terminate except for any Surviving Obligations, (ii) Tenant shall immediately vacate and shall have no further right, title or interest in or to any of the Affected Premises and (iii) the Net Award shall be retained by Landlord. Notwithstanding anything to the contrary hereinabove contained, if Tenant shall have received a Rejection and, on the date when this Lease would otherwise terminate with respect to the Affected Premises as provided above, Landlord shall not have received the full amount of the Net Award payable by reason of the applicable Termination Event through no fault of Landlord, then the date on which this Lease is to terminate with respect to the Affected Premises shall be automatically extended to the first Basic Rent Payment Date after the receipt by Landlord of the full amount of the Net Award provided that, if Tenant has not satisfied all Remaining Obligations on such date, then Landlord may, at its option, extend the date on which this Lease may terminate as to the Affected Premises to a date which is no later than the first Basic Rent Payment Date after such date on which Tenant has satisfied all such Remaining Obligations.

     Unless Tenant shall have received a Rejection not later than the thirtieth
(30th) day following the Fair Market Value Date, Landlord shall be conclusively presumed to have accepted such offer from Tenant to pay the Termination Amount. If such offer from Tenant to pay the Termination Amount is accepted by Landlord then, on the Termination Date, Tenant shall pay to Landlord the Termination Amount and all Remaining Obligations and, if requested by Tenant, Landlord shall convey to Tenant or its designee the Affected Premises or the remaining portion thereof, if any, all in accordance with Paragraph 20, together with all of Landlord's rights or interest in and to the Net Award.

     In the event of the termination of this Lease as to the Affected Premises as hereinabove provided, (i) this Lease shall remain in full force and effect as to the Remaining Premises; provided, that the Basic Rent for the Remaining Premises to be paid after such termination shall be the Basic Rent otherwise payable hereunder with respect to the Leased Premises multiplied by a percentage equal to the sum of the percentages set forth on Exhibit "F" for the Remaining
                                                 ----------
Premises and (ii) Tenant shall not have the right or option to purchase such Related Premises pursuant to Paragraph 38 hereof..

     Restoration.
     -----------

     Landlord (or Lender if required by any Mortgage) shall hold any Net Award in excess of $500,000 (or such lesser amount as may be required by Lender, but not less than $250,000) in a fund (the "Restoration Fund") and disburse amounts
                                        ----------------
from the Restoration Fund only in ,accordance with the following conditions:

     prior to commencement of restoration, (A) the architects, contracts, contractors, plans and specifications and a budget for the restoration shall have been approved by Landlord, which approval shall not be unreasonably withheld, (B) Landlord and Lender shall be provided with mechanics' lien insurance (if available) and if the estimated cost of such restoration is in excess of $1,000,000 then, if requested by Landlord or Lender, acceptable performance and payment bonds or a letter of credit which insure satisfactory completion of and payment for the restoration, are in an amount and form and have a surety or bank, as applicable, acceptable to Landlord, and name Landlord and Lender as additional dual obligees, and (C) to the extent permitted under applicable Laws, appropriate waivers of mechanics' and materialmen's liens shall have been filed;

     at the time of any disbursement, no Event of Default shall exist and no mechanics' or materialmen's liens shall have been filed against any of the Leased Premises and remain undischarged or removed of record (by bond or otherwise);

     disbursements shall be made from time to time in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects' certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens, (C) the general contractors' sworn statements as to completed work and the cost thereof for which payment is requested and the payment of all subcontractors' for work performed to date, (D) a satisfactory `clean" contingency search of title revealing no intervening liens or encumbrances and (E) other evidence of cost and payment so that Landlord and Lender can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics' and materialmen's lien claims that remain undischarged or removed of record (by bond or otherwise);

     each request for disbursement shall be accompanied by a certificate of Tenant, signed by the president or a vice president of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;

     Landlord may retain ten percent (10%) of the Restoration Fund until the restoration is fully completed;

     the Restoration Fund shall not be commingled with Landlord's other funds and shall bear interest at a rate agreed to by Landlord and Tenant; and

     such other reasonable conditions as Landlord or Lender may impose.

     Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as reasonably determined by Landlord, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.

     If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Paragraph 19(b), such sum (the "Remaining Sum)" shall be retained by Landlord or, if required by a Note or Mortgage, paid by Landlord to a Lender. If the Remaining Sum is (i) retained by Landlord, each installment of Basic Rent payable on or after the Retention Date shall be reduced by a fraction, the denominator of which shall be the total amount of all Basic Rent due from such date to and including the last Basic Rent Payment Date for the then existing Term and the numerator of which shall be the Remaining Sum, or (ii) paid to Lender, then each installment of Basic Rent thereafter payable shall be reduced in the same amount as payments are reduced under any Note if the Loan corresponding to such Note is reamortized to reflect such payment, in each case until such Remaining Sum has been applied in full or until the Term has expired, whichever occurs first. Upon the expiration of the Term, any portion of the Remaining Sum which has not been so applied shall be paid to Tenant.

     Procedures Upon Purchase.
     ------------------------

     If the Leased Premises or any of the Related Premises are purchased by Tenant pursuant to any provision of this Lease, Landlord need not convey any better title thereto than that which was conveyed to Landlord, and Tenant or its designee shall accept such title, subject, however, to the Permitted Encumbrances and to all other liens, exceptions and restrictions on, against or relating to any of the Leased Premises or the applicable Related Premises and to all applicable Laws, but free of the lien of and security interest created by any Mortgage or Assignment and liens, exceptions and restrictions on, against or relating to the Leased Premises or the applicable Related Premises which have been created by or resulted from acts of Landlord after the date of this Lease, unless the same are Permitted Encumbrances or customary utility easements benefiting the Leased Premises or were created with the concurrence of Tenant or as a result of a default by Tenant under this Lease.

     Upon the date fixed for any such purchase of the Leased Premises or any of the Related Premises pursuant to any provision of this Lease (any such date the "Purchase Date"), Tenant shall pay to Landlord, or to any Person to whom
--------------
Landlord directs payment, the Relevant Amount therefor specified herein, in Federal Funds, less a credit to Tenant against the Relevant Amount for any portion of the Net Award received and retained by Landlord or a Lender against the Relevant Amount, and Landlord shall deliver to Tenant (i) a special or limited warranty deed with covenants only as to grantor's acts (in the required statutory form for such State, if applicable) which describes the premises being conveyed and conveys the title thereto as provided in Paragraph 20(a), (ii) such other instruments as shall be necessary to transfer to Tenant or its designee any other property (or rights to any Net Award not yet received by Landlord or a Lender) then required to be sold by Landlord to Tenant pursuant to this Lease and (iii) any Net Award received by Landlord, not credited to Tenant against the Relevant Amount and required to be delivered by Landlord to Tenant pursuant to this Lease; provided, that if any Monetary Obligations remain outstanding on such date, then Landlord may deduct from the Net Award the amount of such Monetary Obligations; and further provided, that if Landlord shall have received written notice of any claim which, in Landlord's reasonable judgment, is likely to subject any Indemnitee to any liability which Tenant is required to indemnify against pursuant to

Paragraph 15, then an amount shall be deducted from the Net
Award which, in Landlord's reasonable judgment, is sufficient to satisfy such liability, which amount shall be deposited in an escrow account with a financial institution reasonably satisfactory to Landlord and Tenant pending resolution of such matter. If on the Purchase Date any Monetary Obligations remain outstanding and no Net Award is payable to Tenant by Landlord or the amount of such Net Award is less than the amount of the Monetary Obligations, then Tenant shall pay to Landlord on the Purchase Date the amount of such Monetary Obligations. Upon the completion of such purchase, this Lease and all obligations and liabilities of Tenant hereunder with respect to the applicable Related Premises (but not with respect to the Remaining Premises) shall terminate, except any Surviving Obligations.

     If the completion of such purchase shall be delayed for more than one hundred eighty (180) days after (i) the Termination Date, in the event of a purchase pursuant to Paragraph 18 or, (ii) the date scheduled for such purchase, in the event of a purchase under any other provision of this Lease then (x) Rent shall continue to be due and payable until completion of such purchase and (y) at Landlord's sole option, Fair Market Value shall be redetermined and the Relevant Amount payable by Tenant pursuant to the applicable provision of this Lease shall be adjusted to reflect such redetermination.

     To the extent required, any warranties previously assigned or sold to Landlord shall be reassigned or reconveyed to Tenant, and any prepaid Monetary Obligations paid to Landlord shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the Relevant Amount due to Landlord; provided, that no apportionment of any Impositions shall be made upon any such purchase.

     Assignment and Subletting: Prohibition against Leasehold Financing.
     ------------------------------------------------------------------

     Except as otherwise expressly provided to the contrary in this Paragraph 21, Tenant may not, without the prior written consent of Landlord, (i) assign this Lease, voluntarily or involuntarily, whether by operation of law or otherwise (including through merger or consolidation) to any Person other than an Affiliate or a Credit Entity, or (ii) sublet any of the Leased Premises at any time to any other Person other than an Affiliate or Credit Entity, which consent may be granted or withheld by Landlord in accordance with the provisions of Paragraph 21(b) and 21(c) below. Any purported sublease or assignment in violation of this Paragraph 21 shall be null and void. In addition, notwithstanding anything to the contrary contained in this Paragraph 21, Tenant shall not have the right assign this Lease (voluntarily or involuntarily, whether by operation of law or otherwise), or sublet any of the Leased Premises to any Person (including any Affiliate or Credit Entity) at any time that an Event of Default beyond any applicable notice and cure period shall have occurred and then be continuing under this Lease. As used herein, a "Credit Entity" shall mean any Person that immediately following such assignment or subletting will have a publicly traded unsecured senior debt rating of "Baa3" or better from Moody's Investors Services, Inc. or a rating of "BBB-" or better from Standard & Poor's Corporation (or, if such Person does not then have rated debt, a determination that its unsecured senior debt would be so rated by such rating agencies), and in the event all of such rating agencies cease to furnish such ratings, then a comparable rating by any rating agency acceptable to Landlord and Lender.

     If Tenant desires to assign this Lease, whether by operation of law or otherwise, to a Person ("Non-Preapproved Assignee") that is not a Credit Entity
                         ------------------------
or Affiliate ("Non-Preapproved Assignment") then Tenant shall, not less than
               --------------------------
sixty (60) days prior to the date on which it desires to make a Non-Preapproved Assignment submit to Landlord and Lender information regarding the following with respect to the Non-Preapproved Assignee (collectively, the "Review
                                                                 ------
Criteria"): (A) credit, (B) capital structure, (C) management, (D) operating
--------
history, (E) proposed use of the Leased Premises and (F) risk factors associated with the proposed use of the Leased Premises by the Non-Preapproved Assignee, taking into account factors such as environmental concerns, product liability and the like. Landlord and Lender shall review such information and shall approve or disapprove the Non-Preapproved Assignee no later than the thirtieth
(30th) day following receipt of all such information, and Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their review of the Review Criteria applying prudent business judgment. If a response is not received by Landlord and Lender by the expiration of such thirty (30) day period, such non-Preapproved Assignee shall be deemed disapproved.

     Tenant shall have the right, upon thirty (30) days prior written notice to Landlord and Lender, to enter into one or more subleases that demise, in the aggregate, up to, but not to exceed, either (i) twenty five percent (25%) of the aggregate gross space in the Improvements at the Leased Premises or (ii) the entirety of any one (1) Related Premises, in either case, with no consent or approval of Landlord being required or necessary ("Preapproved Sublet"). Other
                                                   ------------------
than pursuant to Preapproved Sublets, at no time during the Term shall subleases exist for more than twenty five percent (25%) of the aggregate gross space in the Leased Premises or for more than the entirety of any one (1) Related Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld and shall be granted or withheld based on a review of the Review Criteria as they relate to the proposed sublessee and the terms of the proposed sublease.

     If Tenant assigns all its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment and each sublease of any of the Related Premises shall be subject and subordinate to the provisions of this Lease. Except for an assignment to a Credit Entity, in which case Tenant shall be released from its obligations under this Lease, (upon a written request for such release from Tenant to Landlord and upon such assignee's compliance with the preceding sentence), no assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.

     Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy thereof to Landlord which, in the event of an assignment, shall be in recordable form. With respect to any assignment to an Affiliate or Credit Entity or Preapproved Sublet, Tenant shall provide to Landlord information reasonably required by Landlord to establish that the Person involved in any such proposed assignment or sublet satisfies the criteria set forth in this Lease.

     As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereafter entered into for any or all of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, provided, however, that Landlord shall have the absolute right at any time following the occurrence and during the continuance of an Event of Default to revoke said license and to collect such rents and sums of money and to retain the same. Tenant shall not consent to, cause or allow any modification or alteration of any of the terms, conditions or covenants of any of the subleases or the termination thereof, without the prior written approval of Landlord which consent shall not be unreasonably withheld nor shall Tenant accept any rents more than thirty (30) days in advance of the accrual thereof nor do nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could be a breach of or default in the terms of any of the subleases.

     Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease or any sublease of any of the Related Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void and of no force and effect. Any assignment of Tenant's interest in this Lease by operation of law as a result of any merger or consolidation by Tenant shall be deemed an assignment of this Lease and shall only be permitted as provided by the provisions of Paragraph 1 of Exhibit "G".
                                                ----------

     Landlord may sell or transfer the Leased Premises at any time without Tenant's consent to any third party (each a "Third Party Purchaser"). In the
                                              --------------------
event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder and provided same are at no material cost or expense to Tenant.

     Events of Default.
     -----------------

     The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Paragraph 22(b)) shall, at the sole option of Landlord, constitute an "Event of Default" under this Lease:
                            ----------------

     a failure by Tenant to make any payment of any Monetary Obligation, regardless of the reason for such failure;

     a failure by Tenant duly to perform and observe, or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Paragraph 22(a);

     any representation or warranty made by Tenant herein or in any certificate, demand or request made pursuant hereto proves to be incorrect, now or hereafter, in any material respect;

     a default beyond any applicable cure period or at maturity by Tenant in any payment of principal or interest on any obligations for borrowed money having an original principal balance of $5,000,000 or more in the aggregate, or in the performance of any other provision contained in any instrument under which any such obligation is created or secured (including the breach of any covenant thereunder), but only if (A) such payment is a payment at maturity or a final payment (and no waiver, forbearance or extension has been granted or is then in effect), or (y) an effect of such default is to cause such obligation to be accelerated and to become due prior to its stated maturity payment (and no waiver, forbearance or extension has been granted or is then in effect); provided that, any waiver, forbearance or extension granted by the applicable obligee, whether granted before or after any such acceleration, shall be deemed to cure such default hereunder;

     a default by Tenant beyond any applicable cure period in the payment of rent under, or in the performance of any other material provision of, any other lease or leases that have, in the aggregate, rental obligations over the terms thereof of $5,000,000 or more if the Landlord under any such lease or leases commences to exercise its remedies thereunder;

     a final, non-appealable judgment or judgments for the payment of money in excess of $5,000,000 in the aggregate shall be rendered against Tenant and the same shall remain undischarged for a period of sixty (60) consecutive days;
     Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for any of the Related Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) be unable to pay its debts as they mature;

     a court shall enter an order, judgment or decree appointing, without the consent of Tenant, a receiver or trustee for it or for any of the Related Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60) days after it is entered;

     any of the Related Premises shall have been (A) vacated for a period in excess of thirty (30) consecutive days, other than (i) during a reasonable period for repair or restoration following a Casualty or Taking and (ii) economic circumstances under which Tenant has elected to cease or substantially diminish business operations at the applicable Related Premises, but only if Tenant shall have established a plan for the repair, maintenance and security of such Related Premises approved by Landlord or (B) abandoned;

     Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;

     the estate or interest of Tenant in any of the Related Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within sixty (60) days after it is made;

     a failure by Tenant to perform or observe, or a violation or breach of, or a misrepresentation by Tenant under, any provision of any Assignment or any other document between Tenant and Lender or from Tenant to Lender, if such failure, violation, breach or misrepresentation gives rise to a default beyond any applicable cure period with respect to any Loan;

     a failure by Tenant to maintain in effect any license or permit necessary for the use, occupancy or operation of any of the Related Premises;

     Tenant shall (A) sell or transfer all or substantially all of its assets or in violation of Paragraph 21 or Exhibit G of this Lease or (b) enter into an agreement to sell or transfer all or substantially all of its assets unless such agreement is subject to the terms and limitations of this Lease and Landlord's approval rights hereunder;

     the breach of any Covenant shall occur;

     Tenant shall fail to deliver the estoppel described in Paragraph 25 within the time period specified therein;

     intentionally omitted; or

     Tenant shall fail to renew the Letter of Credit or replenish the Security Deposit in accordance with the requirements of Paragraph 36.

     No notice or cure period shall be required in any one or more of the following events: (A) the occurrence of an Event of Default under clause (i) (except as otherwise set forth below), (iii), (iv), (v), (vi), (vii), (viii),
(ix), (x), (xi), (xii), (xiii), (xiv), (xv), (xvii) or (xviii) of Paragraph 22(a); (B) the default consists of a failure to pay Basic Rent, a failure to provide any insurance required by Paragraph 16 or an assignment or sublease entered into in violation of Paragraph 21; or (C) the default is such that any delay in the exercise of a remedy by Landlord could reasonably be expected to cause irreparable harm to Landlord. If the default consists of the failure to pay any Monetary Obligation under clause (i) of Paragraph 22(a) the applicable cure period shall be three (3) days from the date on which notice is given, but Landlord shall not be obligated to give notice of, or allow any cure period for any such default with respect to the payment of Basic Rent more than one (1) time within any Lease Year. If the default consists of a default under clause
(ii) of Paragraph 22(a), other than the events specified in clauses (B) and (C) of the first sentence of this Paragraph 22(b), the applicable cure period shall be twenty (20) days from the date on which notice is given or, if the default cannot be cured within such twenty (20) day period and delay in the exercise of a remedy would not (in Landlord's reasonable judgment) cause any material adverse harm to Landlord or any of the Leased Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed sixty (60) days), provided that Tenant shall commence to cure the default within the said twenty-day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured. If and to the extent applicable, the notices described in this Paragraph 22(b) are in lieu of, and not in addition to, any notice required under California Civil Code
Section 1161.

     Remedies and Damages Upon Default.
     ----------------------------------

     If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in Paragraph 22(b) and this Paragraph 23.

     Landlord may at its option give Tenant notice of Landlord's intention to terminate this Lease or Tenant's right of possession of the Leased Premises on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate or Tenant's right to a possessory interest in the Leased Premises shall terminate, as elected by Landlord. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of all of the Leased Premises, Landlord may re-enter and repossess any of the Leased Premises not surrendered, with or without legal process, by peaceably entering any of the Leased Premises and changing locks or by summary proceedings (including an action for unlawful detainer under RCW Chapter 59.12 and forcible entry and wrongful detainer under ORS 105.105-168), ejectment or any other lawful means or procedure. Upon or at any time after taking possession of any of the Leased Premises, Landlord may, by peaceable means or legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may (A) exercise the remedy set forth in and collect the damages permitted by Paragraph 23(a)(iii) or (B) collect the damages set forth in Paragraph 23(b)(i) or 23(b)(ii).

     After repossession of any of the Leased Premises pursuant to clause (i) above, Landlord shall have the right to relet any of the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its sole discretion may determine (subject to applicable Laws), and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its sole discretion. Notwithstanding any such reletting, Landlord may collect the damages set forth in Paragraph 23(b)(ii).

     To the extent permitted under applicable Laws, Landlord may, upon notice to Tenant, require Tenant to make an irrevocable offer to terminate this Lease in its entirety for an amount (the "Default Termination Amount") specified in the
                                 --------------------------
next sentence. The "Default Termination Amount" shall be the greatest of (A) the sum of the Fair Market Value of the Leased Premises and the applicable Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Default Termination Amount or (B) the sum of the Acquisition Cost and the applicable Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Default Termination Amount. Upon such notice to Tenant, Tenant shall be deemed to have made such offer and shall, if requested by Landlord, within ten (10) days following such request, deposit with Landlord as payment against the Default Termination Amount the amount described in (B) above, Landlord and Tenant shall promptly commence to determine Fair Market Value. Within thirty (30) days after the Fair Market Value Date, Landlord shall accept or reject such offer. If Landlord accepts such offer then, on the tenth (10th) business day after such acceptance, Tenant shall pay to Landlord the Default Termination Amount and, at the request of Tenant, Landlord will convey the Leased Premises to Tenant or its designee in accordance with Paragraph 20. Any rejection by Landlord of such offer shall have no effect on any other remedy Landlord may have under this Lease.

     To the extent permitted under applicable Laws, Landlord may declare by notice to Tenant the entire Basic Rent (in the amount of Basic Rent then in effect) for the remainder of the then current Term to be immediately due and payable. Tenant shall immediately pay to Landlord all such Basic Rent discounted to its Present Value, all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid and all Monetary Obligations which arise or become due by reason of such Event of Default (including any Costs of Landlord). Upon receipt by Landlord of all such accelerated Basic Rent and Monetary Obligations, this Lease shall remain in full force and effect and Tenant shall have the right to possession of the Leased Premises from the date of such receipt by Landlord to the end of the Term, and subject to all the provisions of this Lease, including the obligation to pay all increases in Basic Rent and all Monetary Obligations that subsequently become due, except that (A) no Basic Rent which has been prepaid hereunder shall be due thereafter during the said Term, and (B) Tenant shall have no option to extend or renew the Term.

     The following constitute damages to which Landlord shall be entitled if Landlord exercises its remedies under Paragraph 23(a)(i) or 23(a)(ii):

     If Landlord exercises its remedy under Paragraph 23(a)(i) but not its remedy under Paragraph 23(a)(ii) (or attempts to exercise such remedy and is unsuccessful in reletting the Leased Premises) then, upon written demand from Landlord, Tenant shall pay to Landlord, as liquidated and agreed final damages for Tenant's default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the Present Value of the excess, if any, of (A) all Basic Rent from the date of such demand to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, re-entry or repossession over (B) the then fair market rental value of the Leased Premises for the same period. Tenant shall also pay to Landlord all of Landlord's Costs in connection with the repossession of the Leased Premises and any attempted reletting thereof, including all brokerage commissions, legal expenses, reasonable attorneys' fees, employees' expenses, costs of Alterations and expenses and preparation for reletting.

     If Landlord exercises its remedy under Paragraph 23(a)(i) or its remedies under Paragraph 23(a)(i) and 23(a)(ii), then Tenant shall, until the end of what would have been the Term in the absence of the termination of the Lease, and whether or not any of the Leased Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages all Monetary Obligations which would be payable under this Lease by Tenant in the absence of such termination less the net proceeds, if any, of any reletting pursuant to Paragraph 23(a)(ii), after deducting from such proceeds all of Landlord's Costs (including the items listed in the last sentence of Paragraph 23(b)(i) hereof) incurred in connection with such repossessing and reletting; provided, that if Landlord has not relet the Leased Premises, such Costs of Landlord shall be considered to be Monetary Obligations payable by Tenant. Tenant shall be and remain liable for all sums aforesaid, and to the fullest extent permitted under applicable Laws, Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.

     (a) With respect to the Perris Premises only, if Landlord elects to terminate this Lease upon the occurrence of an Event of Default and it is judicially determined that the Laws of the State of California shall apply with respect to the extent of Landlord's damages and/or remedies with respect to such Related Premises, then Landlord may collect from Tenant damages computed in accordance with the following provisions in addition to Landlord's other remedies under this Lease:

               (i) the worth at the time of award of any unpaid Rent which has been earned at the time of such termination; plus

               (ii) the worth at the time of award of the amount by which any unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

               (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

               (iv) any other reasonable Cost necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom including, without limitation, brokerage commissions, the cost of repairing and reletting the Leased Premises and reasonable attorneys' fees; plus

               (v) at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable state law. Damages shall be due and payable from the date of termination.

For purposes of clauses (i) and (ii) of this Paragraph 23(c), the "worth at the time of award" shall be computed by adding interest at the Default Rate to the past due Rent. For the purposes of clause (iii) of this Paragraph 23 (d), the "worth" at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%).

     Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity.

     Except to the extent required by the Laws of the State in which the applicable Related Premises is located, Landlord shall not be required to mitigate any of its damages hereunder. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

     No termination of this Lease, repossession or reletting of any of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.

     TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD OR TENANT HEREUNDER, LANDLORD AND TENANT HEREBY WAIVE THE SERVICE OF NOTICE WHICH MAY BE REQUIRED BY ANY APPLICABLE LAW AND ANY RIGHT TO A TRIAL BY JURY. If and to the extent applicable, Landlord and Tenant agree that this Lease constitutes a written consent to waiver of trial by jury under the applicable Laws of each State in which a Related Premises is located, and each of Landlord and Tenant does appoint the other Person as its true and lawful attorney-in-fact, which appointment is coupled with an interest, and does hereby authorize and empower the other Person, in its name, place and stead, to file this Lease with the clerk of any court of competent jurisdiction as statutory written consent to waiver of trial by jury.

     Upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose

     No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

     To the fullest extent permitted by applicable Law, Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem any of the Leased Premises, to seek relief against forfeiture, or to have a continuance of this Lease after termination of this Lease or of Tenant's right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.

     Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

          (l) In addition to its other rights under this Lease, in the event it is judicially determined that the Laws of the State of California shall apply with respect to the extent of Landlord's remedies and/or damages for the Perris Premises, Landlord shall have the remedy described in California Civil Code
Section 1951.4 which provides substantially as follows: Landlord may continue the Lease in effect after Tenant's breach and abandonment and recover the Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations. Tenant acknowledges that in the event Tenant breaches this Lease and abandons the Leased Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant's right to possession, and Landlord may enforce all of its rights and remedies under this Lease, including the right to recover the Rent as it becomes due under this Lease. Tenant acknowledges that the limitations on subletting and assignment set forth in Paragraph 21 are reasonable. Acts of maintenance or preservation or efforts to relet the Leased Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord's interest under this Lease shall not constitute a termination of Tenant's right to possession.

     Notices. All notices, demands, requests, consents, approvals, offers,
     -------
statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or five (5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated above or when delivery is refused. A copy of any notice given by Tenant to Landlord shall simultaneously be given by Tenant to Reed Smith LLP, One Liberty Place, Philadelphia, PA 19103, Attention:
Chairman, Real Estate Department. A copy of any Notice given by Landlord to Tenant shall simultaneously be given to Tenant at PW Eagle, Inc., 1550 Valley River Drive, P.O. Box 10049, Eugene, OR 97440, Attn: Roger Robb, CFO; and in the case of any physical entry upon the Leased Premises by Landlord or its agents or representatives for purposes of any inspection, assessment or visit to which Landlord is permitted or entitled under this Lease, a copy of such notice shall also be sent to the applicable Related Premises, attention "Plant Manager" (except that notice by facsimile shall be acceptable). For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days' notice of the new address to the other party, in the manner provided above.

     Estoppel Certificate. At any time upon not less than ten (10) business
     ---------------------
days' prior written request by either Landlord or Tenant (the "Requesting
                                                               ----------
Party") to the other party (the "Responding Party"), the Responding Party shall
-----                            ----------------
deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, (d) such other matters as the Requesting Party may reasonably request, and (e) if Tenant is the Responding Party that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signer, threatened, against Tenant before or by an court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate, any Lender or their assignees and by any prospective purchaser or mortgagee of any of the Leased Premises. Any certificate required under this Paragraph 25 and delivered by Tenant shall state that, in the opinion of each person signing the same, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to the subject matter of such certificate, and shall briefly state the nature of such examination or investigation.

     Surrender. Upon the expiration or earlier termination of this Lease, Tenant
     ---------
shall peaceably leave and surrender the Leased Premises or Affected Premises, as applicable, to Landlord in the same condition in which the Leased Premises or Affected Premises, if applicable, was at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, and except for ordinary wear and tear and for damage resulting from any Casualty for which Tenant is not obligated to repair or restore under this Lease. Upon such surrender, Tenant shall (a) remove from the Leased Premises or Affected Premises, if applicable, all property which is owned by Tenant or third parties other than Landlord and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises or Affected Premises, if applicable. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises or Affected Premises, if applicable, caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26.

     No Merger of Title. There shall be no merger of the leasehold estate
     -------------------
created by this Lease with the fee estate in any of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in any of the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

     Books and Records.
     -----------------

     Tenant shall keep adequate records and books of account with respect to the finances and business of Tenant generally and with respect to the Leased Premises, in accordance with generally accepted accounting principles ("GAAP")
                                                                        ----
consistently applied, and shall permit Landlord and Lender by their respective agents, accountants and attorneys, upon not less than twenty-four (24) hours prior notice to Tenant in accordance with Paragraph 24 during Tenant's normal business hours, to visit and inspect the Leased Premises and examine (and make copies of) the records and books of account and to discuss the finances and business with the officers of Tenant, at such reasonable times as may be requested by Landlord. Upon the request of Lender or Landlord (either telephonically or in writing), Tenant shall provide the requesting party with copies of any information to which such party would be entitled in the course of a personal visit.

     Tenant shall deliver to Landlord and to Lender within ninety (90) days of the close of each fiscal year, annual audited financial statements of Tenant prepared by nationally recognized independent certified public accountants. PriceWaterhouseCoopers is hereby approved by Landlord as Tenant's accountants. Tenant shall also furnish to Landlord within forty-five (45) days after the end of each of the three remaining quarters unaudited financial statements and all other quarterly reports of Tenant, certified by Tenant's chief financial officer, and all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law. All financial statements of Tenant shall be prepared in accordance with GAAP consistently applied. All annual financial statements shall be accompanied (i) by an opinion of said accountants stating that (A) there are no qualifications as to the scope of the audit and (B) the audit was performed in accordance with GAAP and (ii) by the affidavit of the president or a vice president of Tenant, dated within five (5) days of the delivery of such statement, stating that (C) the affiant knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default which has occurred and is continuing hereunder or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant has taken or proposes to take with respect thereto and (D) except as otherwise specified in such affidavit, that Tenant has fulfilled all of its obligations under this Lease which are required to be fulfilled on or prior to the date of such affidavit.

     All quarterly and annual financial statements shall be accompanied by a certification ("Covenant Certification") of the chief financial officer of
                ----------------------
Tenant that Tenant is in compliance with the Covenants (except as otherwise specified in the Covenant Certification), together with a calculation of the Covenants described in Section 2 of Exhibit "G".
                                    -----------

     Determination of Value.
     ----------------------

     Whenever a determination of Fair Market Value is required pursuant to any provision of this Lease, such Fair Market Value shall be determined in accordance with the following procedure:

     Landlord and Tenant shall endeavor to agree upon such Fair Market Value within thirty (30) days after the date (the "Applicable Initial Date") on which
                                             -----------------------
(A) Tenant provides Landlord with notice of its intention to terminate this Lease and purchase the Affected Premises pursuant to Paragraph 18,(B) Landlord provides Tenant with notice of its intention to redetermine Fair Market Value pursuant to Paragraph 20(c),(C) Landlord provides Tenant with notice of Landlord's intention to require Tenant to make an offer to purchase the Leased Premises pursuant to Paragraph 23(a)(iii), or(D) Tenant provides Landlord with an Option Notice pursuant to Paragraph 38 hereof. Upon reaching such agreement, the parties shall execute an agreement setting forth the amount of such Fair Market Value.

     If the parties shall not have signed such agreement within thirty (30) days after the Applicable Initial Date, Tenant shall within fifty (50) days after the Applicable Initial Date select an appraiser and notify Landlord in writing of the name, address and qualifications of such appraiser. Within twenty (20) days following Landlord's receipt of Tenant's notice of the appraiser selected by Tenant, Landlord shall select an appraiser and notify Tenant of the name, address and qualifications of such appraiser. Such two appraisers shall endeavor to agree upon Fair Market Value based on a written appraisal made by each of them as of the Relevant Date (and given to Landlord by Tenant). If such two appraisers shall agree upon a Fair Market Value, the amount of such Fair Market Value as so agreed shall be binding and conclusive upon Landlord and Tenant.

     If such two appraisers shall be unable to agree upon a Fair Market Value within twenty (20) days after the selection of an appraiser by Landlord, then such appraisers shall advise Landlord and Tenant of their respective determination of Fair Market Value and shall select a third appraiser to make the determination of Fair Market Value. The selection of the third appraiser shall be binding and conclusive upon Landlord and Tenant.

     If such two appraisers shall be unable to agree upon the designation of a third appraiser within ten (10) days after the expiration of the twenty (20) day period referred to in clause (iii) above, or if such third appraiser does not make a determination of Fair Market Value within twenty (20) days after his selection, then such third appraiser or a substituted third appraiser, as applicable, shall, at the request of either party hereto (with respect to the other party), be appointed by the President or Chairman of the American Arbitration Association in New York, New York. The determination of Fair Market Value made by the third appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment.

     If a third appraiser is selected, Fair Market Value shall be the average of the determination of Fair Market Value made by the third appraiser and the determination of Fair Market Value made by the appraiser (selected pursuant to Paragraph 29(a)(ii) hereof) whose determination of Fair Market Value is nearest to that of the third appraiser. Such average shall be binding and conclusive upon Landlord and Tenant.

     All appraisers selected or appointed pursuant to this Paragraph 29(a) shall
(A) be independent qualified MAI appraisers (B) have no right, power or authority to alter or modify the provisions of this Lease, (C) utilize the definition of Fair Market Value hereinabove set forth above, and (D) be registered in the State if the State provides for or requires such registration.

     The Cost of the procedure described in this Paragraph 29(a) above shall be paid as follows: Each party shall pay the cost of its own appraiser and the cost of the third appraiser shall be split equally between Landlord and Tenant.

     If, by virtue of any delay, Fair Market Value is not determined by the expiration or termination of the then current Term, then the date on which the Term would otherwise expire or terminate shall be extended with respect to the Leased Premises or the Affected Premises, as applicable, to the date specified for termination in the particular provision of this Lease pursuant to which the determination of Fair Market Value is being made.

     In determining Fair Market Value as defined in clause (b) of the definition of Fair Market Value, the appraisers shall add (a) the present value of the Rent for the remaining Term, assuming the Term has been extended for all extension periods provided herein (with assumed increases in the CPI to be determined by the appraisers) using a discount rate (which may be determined by an investment banker retained by each appraiser) based on the creditworthiness of Tenant and
(b) the present value of the Leased Premises as of the end of such Term (having assumed the Term has been extended for all extension periods provided herein). The appraisers shall further assume that no default then exists under the Lease, that Tenant has complied (and will comply) with all provisions of the Lease.

     Non-Recourse as to Landlord.
     ---------------------------

     Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be limited to actual damages and shall be enforced only against the Leased Premises and not against any other assets, properties or funds of (a) Landlord, (b) any director, member, officer, general partner, limited partner, employee or agent of Landlord, or any general partner of Landlord, any of its general partners or shareholders

(or any legal representative, heir, estate, successor or assign of any thereof),
(c) any predecessor or successor partnership or corporation (or other entity) of Landlord, or any of its general partners, either directly or through Landlord or its general partners or any predecessor or successor partnership or corporation or their shareholders, officers, directors, employees or agents (or other entity), or (d) any other Person (including Carey Property Advisors, Carey Fiduciary Advisors, Inc., W. P. Carey & Co., LLC, Carey Management LLC, and any Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof).

     Notwithstanding the foregoing, Tenant shall not be precluded from instituting legal proceedings for the purpose of making a claim against Landlord on account of an alleged violation of Landlord's obligations under this Lease, subject, however, to Paragraph 30(a) above.

     Financing.
     ---------

     Tenant agrees to pay upon demand all costs and expenses incurred by Landlord in connection with (i) the purchase and leasing of the Leased Premises and (ii) the financing of the initial charges and premiums, Loan, in either case, including, without limitation, the cost of appraisals, environmental reports, title insurance, surveys, transfer and recording fees and taxes, legal fees and expenses of Landlord's and Lender's counsel and Lender's commitment fees and points; provided that, Tenants obligations under this Paragraph 31(a) shall not exceed, in the aggregate, $350,000 plus the cost of transfer and recording fees and taxes and title insurance premiums and charges.

     Tenant agrees to pay, within three (3) business days of written demand thereof, any cost, charge or expense (other than the principal of the Note and interest thereon at the contract rate of interest specified therein) imposed upon Landlord by Lender pursuant to the Note, the Mortgage or the Assignment which is caused by any act or omission of Tenant, or any breach or default by Tenant of its obligations under this Lease, and which is not otherwise reimbursed by Tenant to Landlord pursuant to any other provision of this Lease.

     If Landlord desires to obtain or refinance any Loan, Tenant shall negotiate in good faith with Landlord concerning any request made by any Lender or proposed Lender for changes or modifications in this Lease. In particular, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to consent to such financing if such consent is requested by such Lender. Tenant shall provide any other consent or statement and shall execute any and all other documents that such Lender reasonably requires in connection with such financing, including any environmental indemnity agreement and subordination, non-disturbance and attornment agreement, so long as the same do not materially adversely affect any right, benefit or privilege of Tenant under this Lease or materially increase Tenant's obligations under this Lease. Such subordination, nondisturbance and attornment agreement may require Tenant to confirm that (a) Lender and its assigns will not be liable for any misrepresentation, act or omission of Landlord and (b) Lender and its assigns will not be subject to any counterclaim, demand or offsets which Tenant may have against Landlord.

     Subordination, Non-Disturbance and Attornment. This Lease and Tenant's
     ---------------------------------------------
interest hereunder shall be subordinate to any Mortgage or other security instrument hereafter placed upon the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof and Tenant agrees to attorn to any Lender or purchaser that shall succeed to Landlord's interest in this Lease following a foreclosure or the delivery of a deed-in-lieu of foreclosure and subsequent sale of the Leased Premises; provided that, any such Mortgage or other security instrument (or a separate instrument in recordable form duly executed by the holder of any such Mortgage or other security instrument and delivered to Tenant) shall provide for the recognition of this Lease and all Tenant's rights hereunder unless and until an Event of Default exists or Landlord shall have the right to terminate this Lease pursuant to any applicable provision hereof.

     Operating Covenants. Tenants hereby covenants and agrees to comply with all
     -------------------
the covenants and agreements described in Exhibit "G" hereto.
                                          ----------

     Sale of Related Premises by Landlord. If at any time or from time to time
     ------------------------------------
Landlord sells any one or more of the Related Premises (any such premises, a "Landlord Sale Premises") either to Tenant or to a Third Party Purchaser, then
------------------------
Landlord and Tenant agree that (i) the Lease shall be bifurcated with respect to the remaining Leased Premises and the Landlord Sale Premises; (ii) Tenant will attorn to any purchaser with respect to the Landlord Sale Premises purchased so long as such purchaser assumes the obligations of Landlord under the Lease with respect to the Landlord Sale Premises; and (iii) the terms of the Lease will remain in full force and effect with respect to the Landlord Sale Premises except that the Basic Rent will be that percentage of the then Basic Rent which is allocated to the Landlord Sale Premises as set forth on Exhibit "F" attached
                                                           ----------
hereto and made a part hereof; and (iv) the terms of the Lease will remain in full force and effect with respect to the remaining Related Premises except that the Basic Rent will be the sum of the percentages of the then Basic Rent which is allocated to the remaining Related Premises as set forth on Exhibit "F"
                                                               -----------
attached hereto and made a part hereof. At the request of Landlord, Tenant will execute such documents confirming the agreements referred to above and such other agreements as Landlord may reasonably request; provided that neither any such sale by Landlord nor Tenant's execution of such agreements shall (i) require Tenant to incur any costs or (ii) increase the liabilities and obligations of Tenant hereunder.

     Tax Treatment; Reporting. Landlord and Tenant each acknowledge that each
     ------------------------
shall treat this transaction as a true lease for state law purposes and shall report this transaction as a Lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Equipment and Tenant as the lessee of such Leased Premises and Equipment including: (i) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the "Code") with respect to the Leased
                                               ----
Premises and Equipment, (ii) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (iii) Landlord reporting the Rent payments as rental income.

     Security Deposit.
     ----------------

     Concurrently with the execution of this Lease, Tenant shall deliver to Landlord within ten (10) days following receipt of Landlord's written request of security deposit (the "Security
                       --------

Deposit") in the amount of $1,650,875.00. The Security Deposit shall be in the
-------
form of an irrevocable letter of credit (the "Letter of Credit") and shall be
                                              ----------------
issued by a bank acceptable to Landlord and in form and substance satisfactory to Landlord. Landlord hereby approves Fleet Bank as a bank acceptable to Landlord. The Letter of Credit shall remain in full force and effect during the Term as security for the payment by Tenant of the Rent and all other charges or payments to be paid hereunder and the performance of the covenants and obligations contained herein, and the Letter of Credit shall be renewed at least thirty (30) days prior to any expiration thereof. If Tenant fails to renew the Letter of Credit by such date, time being of the essence, Landlord shall have the right at any time after the thirtieth (30th) day before such expiration date to draw on the Letter of Credit and to deposit the Security Deposit in any account for the benefit of Landlord or to declare an Event of Default. The Security Deposit shall not be commingled with other funds of Landlord or other Persons and no interest thereon shall be due and payable to Tenant.

     If at any time an Event of Default shall have occurred and be continuing, Landlord shall be entitled, at its sole discretion, to draw on the Letter of Credit or to withdraw the Cash Security Deposit from the above-described account and to apply the proceeds in payment of (i) any Rent or other charges for the payment of which Tenant shall be in default, (ii) prepaid Basic Rent, (iii) any expense incurred by Landlord in curing any default of Tenant, and/or (iv) any other sums due to Landlord in connection with any default or the curing thereof, including, without limitation, any damages incurred by Landlord by reason of such default, including any rights of Landlord under Paragraph 23 or to do any combination of the foregoing, all in such order or priority as Landlord shall so determine in its sole discretion and Tenant acknowledges and agrees that such proceeds shall not constitute assets or funds of Tenant or its estate, or be deemed to be held in trust for Tenant, but shall be, for all purposes, the property of Landlord (or Lender, to the extent assigned). Tenant further acknowledges and agrees that (1) Landlord's application of the proceeds of the Letter of Credit or Cash Security Deposit towards the payment of Basic Rent, Additional Rent or the reduction of any damages due Landlord in accordance with Paragraph 23 of this Lease, constitutes a fair and reasonable use of such proceeds, and (2) the application of such proceeds by Landlord towards the payment of Basic Rent, Additional Rent or any other sums due under this Lease shall not constitute a cure by Tenant of the applicable default provided that an Event of Default shall not exist if Tenant restores the Security Deposit to its full amount within five (5) days and in accordance with the requirements of this Paragraph 36, so that the original amount of the Security Deposit shall be again on deposit with Landlord.

     At the expiration of the Term and so long as no Event of Default exists the Letter of Credit or the cash Security Deposit, as the case may be, shall be returned to Tenant.

     Landlord shall have the right to designate Lender or any other holder of a Mortgage as the beneficiary of the Letter of Credit during the term of the applicable Loan, and such Lender or other holder of a Mortgage shall have all of the rights of Landlord under this Paragraph 36. Tenant covenants and agrees to execute such agreements, consents and acknowledgments as may be requested by Landlord from time to time to change the holder of the Security Deposit as hereinabove provided.

     Miscellaneous.
     -------------

     The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

     As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) "including" shall mean "including without limitation"; (ii) "provisions" shall mean "provisions, terms, agreements, covenants and/or conditions"; (iii) "lien" shall mean "lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust"; (iv) "obligation" shall mean "obligation, duty, agreement, liability, covenant and/or condition"; (v) "any of the Leased Premises" shall mean "the Leased Premises or any part thereof or interest therein"; (vi) "any of the Land" shall mean "the Land or any part thereof or interest therein"; (vii) "any of the Improvements" shall mean "the Improvements or any part thereof or interest therein"; (viii) "any of the Equipment" shall mean "the Equipment or any part thereof or interest therein"; and (ix) "any of the Adjoining Property" shall mean "the Adjoining Property or any part thereof or interest therein".

     Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Each appointment of Landlord as attorney-in-fact for Tenant hereunder is irrevocable and coupled with an interest. Landlord shall not unreasonably withhold or delay its consent whenever such consent is required under this Lease, except that with respect to any assignment of this Lease or subletting of any Related Premises not expressly permitted by the terms of this Lease, Landlord may withhold its consent for any reason or no reason. Time is of the essence with respect to the performance by Tenant of its obligations under this Lease.

     Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.

     This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord's request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

     This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

     The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrancers and subtenants of any of the Leased

Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

     Notwithstanding any provision in this Lease to the contrary, all Surviving Obligations of Tenant shall survive the expiration or termination of this Lease with respect to any Related Premises.

     If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect as applied to the circumstances arising under this Lease, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease or the application of such provision to any other circumstance, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein with respect to the specific circumstance under which such provision is invalid, illegal or unenforceable.

     All exhibits attached hereto are incorporated herein as if fully set forth.

     Each of Landlord and Tenant hereby agree that the State of Utah has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects (including, without limiting the generality of the foregoing, matters of construction, validity and performance) this Lease and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Utah applicable to contracts made and performed therein and any applicable law of the United States of America; except that, at all times, the provisions for the creation of the leasehold estate, enforcement of Landlord's rights and remedies with respect to right of re-entry and repossession, surrender, delivery, ejectment, dispossession, eviction or other in-rem proceeding or action regarding any Related Premises pursuant to Paragraph 23 hereof shall be governed by and construed according to the Laws of the State in which the applicable Related Premises is located, it being understood that, to the fullest extent permitted by law of such State, the law of the State of Utah shall govern the validity and the enforceability of the Lease, and the obligations arising hereunder. To the fullest extent permitted by law, Tenant (and each of them) hereby unconditionally and irrevocably waives any claim to assert that the law of any other jurisdiction governs this Lease. Any legal suit, action or proceeding against Tenant arising out of or relating to this Lease may be instituted in any federal or state court in the State of Utah, and Tenant waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and Tenant hereby irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding. Notwithstanding the foregoing, nothing herein shall prevent or prohibit Landlord from instituting any suit, action or proceeding in any other proper venue or jurisdiction in which Tenant is located or where service of process can be effectuated.

     38.  Option to Purchase.
          ------------------

         (a) So long as no Event of Default shall have occurred and then be continuing hereunder, Landlord does hereby give and grant to Tenant the option to purchase all, but not less than all, of the Leased Premises for a purchase price (the "Purchase Price") equal to the Offer Amount only on any date (an
            --------------
"Option Purchase Date") occurring during the period (i) commencing two months
---------------------
prior the (A) maturity date of the initial Loan or the maturity date of any subsequent ten (10) year Loan (in any case, the "Loan Maturity Date") and ending the Loan Maturity Date, or (ii) commencing two months prior the scheduled Expiration Date of the initial Term or any Renewal Term and ending on the applicable Expiration Date, in either case, which date is mutually agreeable to Landlord and Tenant, but in any event not sooner than fifteen (15) days after the Fair Market Value Date; provided that, it is the intent of the parties hereto that the Option Purchase Date shall occur during the refinance period of any such Loan, so that such Loan can be repaid at par and the parties hereto agree to cooperate with each other in respect thereof; provided further, that, in no event shall the Option Purchase Date occur after the Expiration Date of the initial Term of this Lease unless Tenant shall have executed written agreement acceptable to Landlord extending such Term to the date of the actual closing of the purchase of the Leased Premises as contemplated herein. If Tenant intends to exercise such option, Tenant shall give written notice to Landlord to such effect (the "Option Notice") not later than six (6) months prior to either
                  -------------
(A) the tenth (10th) anniversary of the First Basic Rent Payment Date, or (B) the scheduled Expiration Date, as applicable. Promptly upon receipt of such notice by Landlord, the parties shall commence to determine Fair Market Value. NOTWITHSTANDING THE FOREGOING, TENANT HEREBY ACKNOWLEDGES AND AGREES THAT TIME SHALL BE OF THE ESSENCE WITH RESPECT TO THE TIMING OF THE DELIVERY OF THE OPTION NOTICE BY TENANT.

          (b) If Tenant shall exercise the foregoing option to purchase the Leased Premises, on the later to occur of (i) the Option Purchase Date or (ii) the date when Tenant has paid the Offer Amount and has satisfied all other Monetary Obligations, Landlord shall convey the Leased Premises to Tenant in accordance with Paragraph 20 hereof; provided, that if an Event of Default has occurred and is continuing on the Option Purchase Date, Landlord, at its sole option, may terminate Tenant's option to purchase hereunder. IF THIS LEASE SHALL TERMINATE FOR ANY REASON PRIOR TO THE DATE ORIGINALLY FIXED HEREIN FOR THE EXPIRATION OF THE TERM, OR IF TENANT SHALL FAIL TO TIMELY GIVE THE OPTION NOTICE, THE OPTION PROVIDED IN THIS PARAGRAPH 38 AND ANY EXERCISE THEREOF BY TENANT SHALL AUTOMATICALLY CEASE AND TERMINATE AND SHALL BE NULL AND VOID. IN SUCH EVENT TENANT SHALL EXECUTE A QUITCLAIM DEED AND SUCH OTHER DOCUMENTS AS LANDLORD SHALL REASONABLY REQUEST EVIDENCING THE TERMINATION OF ITS PURCHASE OPTION HEREUNDER.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

                                              LANDLORD:
                                              PWE (MULTI)QRS 14-85, INC.,
                                              a Delaware corporation


                                              By:
                                                 -------------------------------
                                              Title:
                                                    ----------------------------

ATTEST:                                       TENANT:
                                              PW EAGLE, INC.,
                                              a Minnesota corporation


By:                                           By:
   ------------------------------------          -------------------------------
Title:                                        Title:
      ---------------------------------             ----------------------------

                                 ACKNOWLEDGEMENT

STATE OF NEW YORK                   )
                                    )
COUNTY OF                           )
          --------------------------

     I certify that I know have satisfactory evidence that
                                                          ----------------------
 is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute the
instrument and acknowledged it as the                                 of PW
                                     ---------------------------------
EAGLE, INC. to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

     Dated:
           -------------------------

                                            ------------------------------------
                                            Notary Public
                                            Print Name
                                                      --------------------------
                                            My commission expires
                                                                 ---------------

STATE OF New York                   )
                                    )
COUNTY OF                           )
         ---------------------------

     I certify that I know have satisfactory evidence that Edward V. LaPuma is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute the instrument and acknowledged it as the
                                     ------------------------------------------
of PWE (MULTI) QRS 14-85, INC. to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

         Dated:
               ---------------------

                                            ------------------------------------
                                            Notary Public

                                            Print Name
                                                      --------------------------
                                            My commission expires
                                                                 ---------------

                                    EXHIBIT A
                                    PREMISES

                                    EXHIBIT B
                                    EQUIPMENT

All fixtures, machinery, apparatus, equipment, fittings and appliances of every kind and nature whatsoever now or hereafter affixed or attached to or installed in any of the Leased Premises (except as hereafter provided), including all electrical, anti-pollution, heating, lighting (including hanging fluorescent lighting), incinerating, power, air cooling, air conditioning, humidification, sprinkling, plumbing, lifting, cleaning, fire prevention, fire extinguishing and ventilating systems, devices and machinery and all engines, pipes, pumps, tanks (including exchange tanks and fuel storage tanks), motors, conduits, ducts, steam circulation coils, blowers, steam lines, compressors, oil burners, boilers, doors, windows, loading platforms, lavatory facilities, stairwells, fencing (including cyclone fencing), passenger and freight elevators, overhead cranes and garage units, together with all additions thereto, substitutions therefor and replacements thereof required or permitted by this Lease.

Notwithstanding the foregoing, the definition of "Equipment" shall specifically exclude all personal property and all trade fixtures, machinery, office, manufacturing and warehouse equipment which are not necessary to the operation of the buildings which constitute part of the Leased Premises for the uses permitted under Paragraph 4(a) of this Lease as buildings ("Tenant's Property"), including, without limitation, all equipment used in Tenant's material handling, blending, extrusion, fabricating and reclaim processes and all electrical transformers owned by the utility company, including (i) material handling silos, blowers, motors, pipe, air compressors and air lines, chillers, water tanks and piping in the cooling water system, and (ii) floor mounted extrusion motors whether or not readily moveable; provided further, that nothing herein shall relieve Tenant of its obligation to remove all of Tenant's Property upon the expiration or earlier termination of this Lease.

                                    EXHIBIT C
                             PERMITTED ENCUMBRANCES

                                    EXHIBIT D
                               BASIC RENT PAYMENTS

1. Basic Rent. Subject to the adjustments provided for in Paragraphs 2, 4 and 5
   ----------
below, Basic Rent payable in respect of the Term (including any Renewal Term) shall be $1,650,875.00 per annum, payable quarterly in advance on each Basic Rent Payment Date, in equal installments of $412,718.75 each.

     CPI Adjustments to Basic Rent. The Basic Rent shall be subject to
     -----------------------------
adjustment, in the manner hereinafter set forth, for increases in the index known as United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers, United States City Average, All Items, (1982-84=100) ("CPI") or the successor index that most closely approximates the
                ---
CPI. If the CPI shall be discontinued with no successor or comparable successor index, Landlord and Tenant shall attempt to agree upon a substitute index or formula, but if they are unable to so agree, then the matter shall be determined by arbitration in accordance with the rules of the American Arbitration Association then prevailing in New York City. Any decision or award resulting from such arbitration shall be final and binding upon Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction. In no event will the Basic Rent as adjusted by the CPI adjustment be less than the Basic Rent in effect for the two (2) year period immediately preceding such adjustment.

     Arbitration of Disputes. NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE
     -----------------------
AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN PARAGRAPH 2 ABOVE DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY APPLICABLE LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OF JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN PARAGRAPH 2 ABOVE. If YOU REFUSE TO SUBMIT THE ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE APPLICABLE CODE OR RULES OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN PARAGRAPH 2 ABOVE TO NEUTRAL ARBITRATION.

                                     Initial:
                                                               -----------------
                                      (Tenant)

                                     Initial:
                                                               -----------------
                                      (Landlord)

     Effective Dates of CPI Adjustments. Basic Rent shall not be adjusted to
     ---------------------------------
reflect changes in the CPI until the second (2nd) anniversary of the First Full Basic Rent. As of the second (2nd) anniversary of the First Full Basic Rent Payment Date and thereafter on the fourth (4th), sixth (6th), eighth (8th), tenth (10th), twelfth (12th), fourteenth (14th), sixteenth (16th) and eighteenth
(18th) and, if the initial Term is extended, on the twentieth (20th), twenty-second (22nd), twenty-fourth (24th), twenty-sixth (26th), twenty-eighth
(28th), thirtieth (30th), thirty-second (32nd), thirty-fourth (34th), thirty-sixth (36th) and thirty-eighth (38th) anniversaries of the First Full Basic Rent Payment Date, Basic Rent shall be adjusted to reflect increases in the CPI during the most recent two (2) year period immediately preceding each of the foregoing dates (each such date being hereinafter referred to as the "Basic
                                                                          -----
Rent Adjustment Date").
--------------------

     Method of Adjustment for CPI Adjustment.
     ----------------------------------------

     As of each Basic Rent Adjustment Date when the average CPI determined in clause (i) below exceeds the Beginning CPI (as defined in this Paragraph 5(a)), the Basic Rent in effect immediately prior to the applicable Basic Rent Adjustment Date shall be multiplied by a fraction, the numerator of which shall be the difference between (i) the average CPI for the three (3) most recent calendar months (the "Prior Months") ending prior to such Basic Rent Adjustment
                      ------------
Date for which the CPI has been published on or before the forty-fifth (45th) day preceding such Basic Rent Adjustment Date and (ii) the Beginning CPI, and the denominator of which shall be the Beginning CPI. The product of such multiplication shall be added to the Basic Rent in effect immediately prior to such Basic Rent Adjustment Date. As used herein, "Beginning CPI" shall mean the
                                                  -------------
average CPI for the three (3) calendar months corresponding to the Prior Months, but occurring two (2) years earlier. If the average CPI determined in clause (i) is the same or less than the Beginning CPI, the Basic Rent will remain the same for the ensuing two (2) year period.

     Effective as of a given Basic Rent Adjustment Date, Basic Rent payable under this Lease until the next succeeding Basic Rent Adjustment Date shall be the Basic Rent in effect after the adjustment provided for as of such Basic Rent Adjustment Date.

     Notice of the new annual Basic Rent shall be delivered to Tenant on or before the twentieth (20th) day preceding each Basic Rent Adjustment Date, but any failure to do so by Landlord shall not be or be deemed to be a waiver by Landlord of Landlord's rights to collect such sums. Tenant shall pay to Landlord, within ten (10) days after a notice of the new annual Basic Rent is delivered to Tenant, all amounts due from Tenant, but unpaid, because the stated amount as set forth above was not delivered to Tenant at least twenty (20) days preceding the Basic Rent Adjustment Date in question.

                                    EXHIBIT E
                                ACQUISITION COST

Tacoma Premises                     $4,295,487
West Jordan Premises:
Developed Parcel (Lot 5)            $3,597,470
Excess Land                         $1,986,663
Perris Premises                     $2,255,131
Eugene Premises                     $2,577,292
                                    ----------

Total:                              $14,712,043

                                    EXHIBIT F
                       PERCENTAGE ALLOCATION OF BASIC RENT

Tacoma Premises:                    29.20%
West Jordan Premises:
Developed Parcel (Lot 5)            24.45%
         Excess Land                13.50%
Perris Premises                     15.33%
Eugene Premises                     17.52%
                                   -------
Total:                             100.00%

If any of the Related Premises ceases to be subject to this Lease, the percentage shown on this Exhibit F for each of the Related Premises which remains subject to this Lease shall be adjusted proportionately so that the total of such percentages shall be 100%.

                                    EXHIBIT G
                                    COVENANTS

               1.   Transfers; Change of Control.
                    -----------------------------

                    (a) The Tenant shall not in a single transaction or series of related transactions, sell or convey, transfer, abandon or lease all or substantially all of its assets to any Person. Notwithstanding the foregoing, Tenant shall have the right in a single transaction or a series of related transactions to sell or convey all or substantially all of its assets to a Person if the following conditions are met: (i) the assignment is to a Credit Entity or is otherwise expressly permitted (without the consent of Landlord) under the Lease and is otherwise in accordance with Paragraph 21 of the Lease; and (ii) this Lease is assigned to such Person.

                    (b) At no time during the Term shall any Person or "group" (within the meaning of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended) (i) acquire, directly or indirectly, more than 50% of Tenant's Voting Stock or (ii) obtain the power (whether or not exercised) to elect a majority of Tenant's directors, unless (1) the purchaser of such Voting Stock or Person who acquires such power shall meet the qualifications of a Credit Entity or (2) such purchaser is approved as an assignee by Landlord under the provisions of Paragraph 21(b) of this Lease.

               2.   Financial Covenants.
                    -------------------

     (a) Tenant (and any successor or assign) shall: (i) have a Consolidated Net Worth as set forth below as of the respective dates set forth below:

Period                       Net Worth

3/1/02                     $15.3 Million
6/30/02                    $17.3 Million
9/30/02                    $17.5 Million
12/31/02                   $15.5 Million
3/31/03                    $14.0 Million
6/30/03                    $15.2 Million
9/30/03                    $15.1 Million
12/31/03                   $14.8 Million
3/31/04                    $13.4 Million
6/30/04 and each
June 30th thereafter
through the Expiration Date $14.0 Million; and

     (ii) as of the dates set forth below, maintain a Fixed Charge Coverage Ratio for the then most recently completed calendar quarter (except as otherwise specifically set forth below) of not more than:

          3/31/02 (three months ended):      00.4:1
          6/30/02 (six months ended):        1.05:1
          9/30/02 (nine months ended):       1.25:1
          12/31/02 (twelve months ended):    1.00:1
          3/31/03 and each calendar quarter thereafter
          through the Expiration Date:       1.05:1

(b) Tenant's compliance with the forgoing covenants shall, in each case, be demonstrated to the reasonable satisfaction of Landlord and any Lender, and Tenant shall provide such financials and other supporting documentation as shall be reasonably necessary to demonstrate Tenant's compliance with the requisite criteria. )

(c) Notwithstanding anything to the contrary contained herein or elsewhere in the Lease, a breach by Tenant of the covenants contained in Section
(a) of this Section 2 shall not constitute a default under the Lease to the extent a breach or default by Tenant under the corresponding covenant contained in Tenant's senior secured credit facility is waived or consented to by the holder or holders of Tenant's senior secured debt, if any such senior secured credit facility is then in place, so long as in connection with any such consent or waiver Tenant does not, directly or indirectly, pay or cause to be paid to such holder or holders (or any affiliates thereof) any remuneration (whether by way of supplemental or additional interest, fee or otherwise), or agree to any modification of such credit facility that is materially more advantageous to such holder or holders, as an inducement to or consideration for such consent or waiver, unless Landlord shall also receive commensurate pro rata remuneration (based upon the principal amount outstanding under the Loam and Security Agreement relative to the Acquisition Cost set forth on Exhibit E of this Lease).

               3. Definitions. For the purpose of this Exhibit "G" the following
                  -----------
     terms shall have the following meanings:

     "Capitalized Lease Obligation" shall mean, any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP (provided that, if Tenant's Lenders (as defined below) adjust the covenants contained in the Loan and Security Agreement or modify the definitions therein solely due to accounting treatment of this Lease, in either case, within ninety (90) days of the date hereof, then Landlord agrees that it shall adjust the covenants and/or definitions contained herein to properly reflect the accounting treatment of this Lease in the same manner as Lenders).

          "Consolidated Net Income" shall mean, with respect to Tenant and its Subsidiaries for any fiscal period, the net income (or loss) of Tenant and its Subsidiaries for such period taken as a whole (determined in accordance with GAAP on a consolidated basis), but excluding in any event: (a) any gains or losses on the sale or other dispositions of investments or fixed or capital assets or from any transaction classified as extraordinary under GAAP, any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses; (b) the proceeds of any life insurance policy; (c) net earnings and losses of any business entity, substantially all the assets of which have been acquired in any manner by Tenant, realized by such business entity prior to the date of acquisition; (d) net earnings and losses of any business entity which shall have merged into Tenant earned or incurred prior to the date of such merger; (e) net earnings of any business entity (other than a consolidated subsidiary) in which Tenant has an ownership interest unless such net earnings shall have been received by Tenant in the form of cash distributions; (f) earnings resulting from a reappraisal, revaluation or write-up of assets; (g) any charge to net earnings resulting from the amortization of the value of stock options given to employees to the extent required by FASB 25; (h) any increase or decrease of net income arising from a change in Tenant's accounting methods;
(i) any gains resulting from the forgiveness of funded debt or the retirement of funded debt at a discount; (j) any gains arising from the acquisition of any securities of Tenant; and (k) any reversal of any contingency reserve, except that provision for such contingency reserve shall have been made from income arising during such period.

          "EBITDA" shall mean, with respect to any fiscal period, the sum of Tenant's

Consolidated Net Income plus amounts deducted in determining Consolidated Net Income in respect of: (a) any provision for (or less any benefits from) income taxes whether current or deferred; (b) amortization and depreciation expense; and (c) Interest Expense for such period.

          "Fixed Charges" means, for any period of determination, the sum of:
(a) scheduled principal payments of Funded Debt; (b) Interest Expense paid in cash included in the determination of Consolidated Net Income; and (c) dividends paid on Tenant's capital stock.

          "Fixed Charge Coverage Ratio" shall mean, with respect to any period of determination, the ratio of (i) EBITDA of Tenant for such periods minus income taxes paid in cash and non-financed capital expenditures during such period to (ii) Fixed Charges.

          "Funded Debt" means (i) Indebtedness arising from the lending of money by any Person to Tenant, including, without limitation, the Obligations; (ii) Indebtedness, whether or not any such case arising from the lending by any Person of money to Tenant (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit; and (v) Indebtedness of Tenant under any guaranty of obligations that would constitute Funded Debt under clauses (i) through (iv) hereof if owed directly by Tenant or any guaranty having the economic effect of guaranteeing any of the obligations of any other Person. In computing the amount of Funded Debt, the Subordinated Notes will be valued at full face value (less any payments thereon) without giving effect to any original issue discount.

          "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States of America, applied on a consistent basis.

          "Indebtedness" as applied to a Person means, without duplication:

          (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations;

          (ii) all obligations of other Persons which such Person has guaranteed; (iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person, and

          (iv) in the case of Tenant (without duplication), the Obligations.

     "Interest Expense" means, with respect to any fiscal period, the interest expense incurred for such period excluding interest income as determined in accordance with GAAP.

          "Loans" means, all loans and advances of any kind made by Lenders pursuant to the Agreement.

     "Net Worth" shall mean the book net worth of the Tenant as determined in accordance with GAAP. Net Worth shall include any unamortized value assigned to the warrants issued in connection with the subordinated notes which value was calculated in accordance with GAAP and is contained in Tenant's consolidated financial statements.

     "Obligations" shall mean (i) all Loans and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon, owing, arising, due or payable from Tenant to Fleet Capital Corporation, Fleet National Bank, Harris Trust & Savings Bank, The CIT Group Business Credit, Inc., or U.S. Bank National Association (the "Lenders") of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under the Second Amended and Restated Loan & Security Agreement dated September 20, 1999, as amended, by and among Tenant and the Lenders (the "Loan and Security Agreement"), (ii) any and all agreements, instruments and documents heretofore, now or hereafter executed by Tenant, any subsidiary of Tenant or any other third party and delivered to any Lender in respect of the transactions contemplated by the Loan and Security Agreement, and (iii) any interest rate protection agreement, swaps or caps or otherwise, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired.

     "Person" shall mean an individual, partnership, association, corporation or other entity.

     "Subordinated Notes" shall mean, those certain subordinated promissory notes dated on or about September 20, 1999 in the original aggregate principal amount of $32,500,000 executed by Tenant in favor of the purchasers hereof.

     "Subsidiary or "Subsidiaries"" of any Person means any corporation a majority of the Voting Stock of which is at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or intermediaries, or both, by such Person.

          "Voting Stock" means shares of stock of a corporation having ordinary voting power to elect the board of directors or other managers of such corporation.